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As filed with the Securities and Exchange Commission on December 5, 2013

Registration No. 333- _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2800	33-0264467
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30452 Esperanza

Rancho Santa Margarita, California 92688

(949) 635-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Steipp

President and Chief Executive Officer

Liquidmetal Technologies, Inc.

30452 Esperanza

Rancho Santa Margarita, California 92688

Phone: (949) 635-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Curt P. Creely, Esq.

Foley & Lardner LLP

100 North Tampa Street, Suite 2700

Tampa, Florida 33602

(813) 229-2300

(813) 221-4210—Fax

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

    Large accelerated filer   ☐     Accelerated filer   ☐

    Non-accelerated filer   ☐     Smaller reporting company   ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount of shares to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock issuable pursuant to Common Stock Purchase Agreement(1)	96,555,893	$0.175	(2)	$16,897,282		$2,176	(3)
Common Stock issuable upon exercise of Warrants	5,468,750	$0.384	(5)	$2,100,000	(5)	$270	(6)
Total	102,024,643			$18,997,282		$2,446	(7)

(1)

Represents shares issuable to Kingsbrook Opportunities Master Fund LP, Tech Opportunities LLC and Iroquois Master Fund Ltd. (collectively, the “2013 Selling Stockholders”) pursuant to the Common Stock Purchase Agreement, dated November 8, 2013, among the Company and the 2013 Selling Stockholders (the “Purchase Agreement”) at a to be determined price per share equal to 90% of the lowest daily volume weighted average price for the Company’s common stock (“VWAP”) that equals or exceeds the applicable floor price during a five (5) trading day pricing period commencing on the date of notice of the draw down; provided, however, that if the VWAP does not equal or exceed the floor price for any trading day during the pricing period, then the 2013 Selling Stockholders will not be required to purchase their pro rata portions of the applicable draw down amount allocated to that trading day.

(2)	Calculated in accordance with Rule 457(c) of the Securities Act of 1933, based upon the average high and low prices reported on the Over the Counter Bulletin Board on December 2, 2013.

(3)	Rounded up to the nearest whole number.

(4)

Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, and similar transactions.

(5)

Pursuant to Rule 457(g) under the Securities Act of 1933, the proposed maximum offering price (and, accordingly, the amount of the registration fee) has been calculated based on the exercise price of the Common Stock Purchase Warrants.

(6)	Rounded up to the nearest whole number. Previously paid.

(7)	As noted in footnote (6), $270 of this amount was paid in connection with the Registration Statement filed on July 18, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED December 5, 2013

LIQUIDMETAL TECHNOLOGIES, INC.

102,024,643 Shares

Common Stock

This prospectus relates to the resale of up to 102,024,643 shares of our common stock, $0.001 par value per share, by the selling stockholders named in this prospectus, 96,555,893 of which may be offered from time to time by the holders of shares of our common stock (the “2013 Selling Stockholders”) issued and issuable pursuant to the Common Stock Purchase Agreement, dated November 8, 2013 (the “2013 Purchase Agreement”), with the 2013 Selling Stockholders, and 5,468,750 of which may be offered from time to time by certain holders of shares of our common stock (the “2012 Selling Stockholders”) issuable upon the exercise of the common stock purchase warrants (the “Warrants”) issued by us in a private placement by us that closed on July 2, 2012. For a description of the 2013 Purchase Agreement, see the section entitled “DESCRIPTION OF 2013 COMMON STOCK PURCHASE AGREEMENT” beginning on page 19 of this prospectus. For a description of our private placement that closed on July 2, 2012, see the section entitled “DESCRIPTION OF 2012 PRIVATE PLACEMENT AND WARRANTS” beginning on page 20 of this prospectus. For a description of the 2013 Selling Stockholders and the 2012 Selling Stockholders, see the section entitled “SELLING STOCKHOLDERS” beginning on page 21 of this prospectus.

We are registering these shares of our common stock for resale by the 2013 Selling Stockholders and the 2012 Selling Stockholders or their transferees, pledgees, donees or successors. We will not receive any proceeds from the sale of these shares by the selling stockholders, however, we may receive (i) gross proceeds of up to $20.0 million from the sale of our common stock to the 2013 Selling Stockholders pursuant to the 2013 Purchase Agreement and (ii) proceeds from the 2012 Selling Stockholders upon their exercise of the Warrants, which Warrants have an exercise price equal to $0.384 per share (subject to adjustment as described in the section entitled “DESCRIPTION OF 2012 PRIVATE PLACEMENT AND WARRANTS” beginning on page 20 of this prospectus). These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “PLAN OF DISTRIBUTION” beginning on page 32 of this prospectus.

Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled “RISK FACTORS” beginning on page 8.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LQMT.” On November 15, 2013, the last reported sales price of our common stock was $0.14 per share.

Our principal executive offices are located at 30452 Esperanza, Rancho Santa Margarita, California 92688, and our telephone number at that address is (949) 635-2100.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	8
FORWARD-LOOKING STATEMENTS	18
DESCRIPTION OF 2013 COMMON STOCK PURCHASE AGREEMENT	19
DESCRIPTION OF 2012 PRIVATE PLACEMENT AND WARRANTS	20
SELLING STOCKHOLDERS	21
USE OF PROCEEDS	24
DETERMINATION OF OFFERING PRICE	24
DIVIDEND POLICY	24
MARKET PRICE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS	24
DESCRIPTION OF SECURITIES	26
PLAN OF DISTRIBUTION	32
LEGAL MATTERS	35
EXPERTS	35
WHERE YOU CAN FIND MORE INFORMATION	36
SIGNATURES	S-1

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling stockholders named in this prospectus may from time to time sell the securities described in this prospectus.

You should rely only on the information contained in, or incorporated by referenced into, this prospectus. We have not authorized anyone to provide you with information different from the information contained in, or incorporated by reference into, this prospectus. The common stock is not being offered in any jurisdiction where offers and sales are not permitted. The information contained in, or incorporated by reference into, this prospectus is accurate only as of the date of this prospectus or the date of the information incorporated by reference into this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus and does not contain all of the information you should consider before investing in our securities. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the information incorporated into this prospectus by reference.

Overview

We are a materials technology company that develops and commercializes products made from amorphous alloys. Our Liquidmetal® family of alloys consists of a variety of proprietary bulk alloys and composites that utilize the advantages offered by amorphous alloy technology. We design, develop and sell products and components from bulk amorphous alloys to customers in various industries. We also partner with third-party manufacturers and licensees to develop and commercialize Liquidmetal alloy products.

Amorphous alloys are, in general, unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify. Liquidmetal alloys are proprietary amorphous alloys that possess a combination of performance, processing, and potential cost advantages that we believe will make them preferable to other materials in a variety of applications. The amorphous atomic structure of our alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, in laboratory testing, our zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. We believe these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a variety of applications. Moreover, we believe these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

Our revenues are derived from (i) selling our bulk Liquidmetal alloy products, which include non-consumer electronic devices, aerospace parts, medical products, automotive components, oil and gas exploration, and sports and leisure goods, (ii) selling tooling and prototype parts such as demonstration parts and test samples for customers with products in development, (iii) product licensing and royalty revenue, and (iv) research and development revenue.

Our Strategy

The key elements of our strategy include:

●	Focusing our marketing activities on select products with optimized gross-margins;

●	Pursuing strategic partnerships in order to more rapidly develop and commercialize products; and

●

Advancing the Liquidmetal® Brand by (1) positioning Liquidmetal alloys as a superior substitute for materials currently used in a variety of products across a range of industries, (2) establishing Liquidmetal alloys as an enabling technology that will facilitate the creation of a broad range of commercially viable new products, and (3) engaging in various brand development strategies.

Applications for Liquidmetal Alloys

We have focused our commercialization efforts for Liquidmetal alloys on four identified product areas. We believe that these areas are consistent with our strategy in terms of market size, building brand recognition, and providing an opportunity to develop and refine our processing capabilities. Although we believe that strategic partnership transactions could create valuable opportunities beyond the parameters of these target markets, we anticipate continuing to pursue these markets both internally and in conjunction with partners.

●

Components for Non-Consumer Electronic Products. We design, develop and produce components for non-consumer electronic devices utilizing our bulk Liquidmetal alloys and believe that our alloys offer enhanced performance and design benefits for these components in certain applications. Our strategic focus is primarily on parts that command a price commensurate with the performance advantages of our alloys. These product categories in the non-consumer electronics field include, but are not limited to, parts for aerospace components, medical devices, commercial imaging devices, automotive components and industrial machines.

●

Aerospace and Defense. We design and develop components for aerospace and defense customers to meet their requirements for complex, high strength parts with precision tolerances through our near net-shape molding process. Some of the parts we have developed cannot be made by any other conventional fabrication process, offering designers of high performance, mission critical systems unique alternatives.

●	Sporting Goods and Leisure Products. We are developing a variety of applications for Liquidmetal alloys in the sporting goods and leisure products area.

●

Medical Devices. We are engaged in product development efforts relating to various medical devices that could be made from bulk Liquidmetal alloys. We believe that the unique properties of bulk Liquidmetal alloys provide a combination of performance and cost benefits that could make them a desirable replacement to incumbent materials, such as stainless steel and titanium, currently used in various medical device applications. Our ongoing emphasis has been on surgical instrument applications for Liquidmetal alloys.

2013 Common Stock Purchase Agreement

On November 8, 2013, we entered into a Common Stock Purchase Agreement (the "2013 Purchase Agreement") with Kingsbrook Opportunities Master Fund LP, Tech Opportunities LLC, and Iroquois Master Fund Ltd. (each, a "2013 Selling Stockholder" and collectively, the "2013 Selling Stockholders"). The 2013 Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, each of the 2013 Selling Stockholders has committed to purchase such 2013 Selling Stockholders’ pro rata portion of up to $20.0 million (the "Total Commitment") worth of our common stock, $0.001 par value (the "Shares"), over the 36-month term of the 2013 Purchase Agreement.

In consideration for the 2013 Selling Stockholders' execution and delivery of the 2013 Purchase Agreement, on November 8, 2013, we delivered irrevocable instructions to our transfer agent to issue to each 2013 Selling Stockholder, not later than 4:00 p.m. (New York City time) on the second trading day immediately following November 8, 2013, certificates representing such 2013 Selling Stockholder's pro rata portion of 2,666,667 shares of common stock (the "Commitment Shares").

From time to time over the term of the 2013 Purchase Agreement, commencing on the trading day immediately following the date on which this registration statement is declared effective by the Securities and Exchange Commission (the "SEC") as further discussed below, we may, in our sole discretion, provide each of the 2013 Selling Stockholders with draw down notices (each a "Draw Down Notice") to purchase a specified dollar amount of Shares (the "Draw Down Amount") over a five (5) consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice (the "Pricing Period") with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed a dollar amount equal to the lesser of (i) 300% of the average trading volume of our common stock during the ten (10) trading days immediately preceding the date the applicable Draw Down Notice is delivered (the "Applicable Draw Down Exercise Date") multiplied by the lower of (A) the closing trade price of the our common stock on the trading day immediately preceding the Applicable Draw Down Exercise Date and (B) the average of the closing trade prices of our common stock for the three (3) trading days immediately preceding the Applicable Draw Down Exercise Date (such lower price, the "Reference Price"), and (ii) a specified dollar amount set forth in the 2013 Purchase Agreement based on the Reference Price as of the Applicable Draw Down Exercise Date.

Once presented with a Draw Down Notice, each of the 2013 Selling Stockholders is required to purchase such 2013 Selling Stockholder's pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the daily volume weighted average price for our common stock (the "VWAP") equals or exceeds an applicable floor price equal to the product of (i) 0.775 and (ii) the Reference Price, subject to adjustment (the "Floor Price"), provided that in no event shall the Floor Price be less than $0.03875. If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the 2013 Purchase Agreement provides that the 2013 Selling Stockholders will not be required to purchase their pro rata portions of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice shall be equal to 90% of the lowest daily VWAP that equals or exceeds the applicable Floor Price during the applicable Pricing Period. Each purchase pursuant to a draw down shall reduce, on a dollar-for-dollar basis, the Total Commitment under the 2013 Purchase Agreement.

We are prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause us to issue or sell or the 2013 Selling Stockholders to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, (iii) the sale of Shares pursuant to the Draw Down Notice would cause us to sell or the 2013 Selling Stockholders to purchase an aggregate number of shares of our common stock which would result in the collective beneficial ownership by the 2013 Selling Stockholders of more than 9.99% of our common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), or (iv) the applicable Floor Price would be less than $0.03875 on the Applicable Draw Down Exercise Date. We cannot make more than one draw down in any Pricing Period and must allow two (2) trading days to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

Each of the 2013 Selling Stockholders has agreed that during the term of the 2013 Purchase Agreement, neither such 2013 Selling Stockholder nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock. The 2013 Selling Stockholders will not be prohibited from selling any of the shares of our common stock that they are obligated to purchase under a pending Draw Down Notice.

The 2013 Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The 2013 Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the 2013 Purchase Agreement will terminate automatically on the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the first trading day immediately following the date on which this registration statement is declared effective by the SEC, (ii) the date on which the 2013 Selling Stockholders have purchased the Total Commitment worth of common stock under the 2013 Purchase Agreement, or (iii) the date on which our common stock has failed to be listed or quoted on a Trading Market (as defined in the 2013 Purchase Agreement). Under certain circumstances set forth in the 2013 Purchase Agreement, (I) any of the 2013 Selling Stockholders may terminate the 2013 Purchase Agreement on one trading day's prior written notice to us and the other 2013 Selling Stockholders, and (II) we may terminate the 2013 Purchase Agreement on one trading day's prior written notice to each of the 2013 Selling Stockholders.

If we issue a Draw Down Notice and fail to deliver the Shares to any 2013 Selling Stockholder on the applicable settlement date or within two (2) trading days thereafter by crediting such 2013 Selling Stockholder's or its designee's account at DTC, then we have agreed to pay such 2013 Selling Stockholder, in addition to all other remedies available to such 2013 Selling Stockholder under the 2013 Purchase Agreement, an amount in cash equal to 2% of the purchase price of such Shares for the initial 30-day period following the applicable settlement date until the Shares have been delivered, and an additional 2% for each additional 30-day period thereafter until the Shares have been delivered. In addition, if we fail to transfer all of the Shares subject to a Draw Down Notice to any 2013 Selling Stockholder on the applicable settlement date by crediting such 2013 Selling Stockholder's or its designee's account at DTC, and if on or after such applicable settlement date such 2013 Selling Stockholder purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery by such 2013 Selling Stockholder in satisfaction of a sale by such 2013 Selling Stockholder of Shares that such 2013 Selling Stockholder anticipated receiving from us in connection with such draw down, then we have agreed to pay to such 2013 Selling Stockholder, in addition to any other amounts due to such 2013 Selling Stockholder pursuant to the 2013 Purchase Agreement, within three trading days after such 2013 Selling Stockholder's request, an amount, in cash, equal to such 2013 Selling Stockholder's total purchase price (including brokerage commissions, if any) for the Shares so purchased, at which point our obligation to credit such 2013 Selling Stockholder's or its designee's account at DTC for such Shares will terminate.

The 2013 Purchase Agreement also provides for indemnification of each of the 2013 Selling Stockholders and its affiliates in the event that such 2013 Selling Stockholder or its affiliates incur losses, liabilities, obligations, claims, contingencies, damages, costs or expenses relating to a breach by us of any of our representations and warranties under the 2013 Purchase Agreement or the other related transaction documents or any action instituted against a 2013 Selling Stockholder or its affiliates due to the transactions contemplated by the 2013 Purchase Agreement or other transaction documents, subject to certain limitations.

2013 Registration Rights Agreement

In connection with the execution of the 2013 Purchase Agreement, on November 8, 2013, we and the 2013 Selling Stockholders also entered into a Registration Rights Agreement (the "2013 Registration Rights Agreement"). Pursuant to the 2013 Registration Rights Agreement, we have agreed to (i) file the registration statement of which this prospectus is a part (this "Registration Statement") with the SEC to register 96,555,893 shares (the “Equity Transaction Registered Shares”) on or prior to December 23, 2013 (the "Filing Deadline") and (ii) use our commercially reasonable efforts to have it declared effective as soon as practicable, but in no event later than the earlier of (A) the 90th calendar day after November 8, 2013 and (B) the fifth business day after the date we are notified by the SEC that this Registration Statement will not be reviewed or will not be subject to further review (the "Effectiveness Deadline").

If at any time all of the Registrable Securities (as defined in the 2013 Registration Rights Agreement) are not covered by this Registration Statement, we have agreed to file with the SEC one or more additional registration statements so as to cover all of the Registrable Securities not covered by this Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the 2013 Registration Rights Agreement.

2012 Private Placement of Convertible Notes and Warrants

On July 2, 2012, we entered into definitive agreements relating to a private placement (the “2012 Private Placement”) of $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”) and Warrants to the purchasers of the Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of our common stock at an exercise price of $0.384 per share (the “Warrants”) (subject to adjustment as described below under “DESCRIPTION OF 2012 PRIVATE PLACEMENT AND WARRANTS” beginning on page 20 of this prospectus). The Convertible Notes were convertible at any time at the option of the holder into shares of our common stock at $0.352 per share (subject to adjustment). The closing of the 2012 Private Placement occurred on July 2, 2012. The Convertible Notes and the Warrants were issued pursuant to a Securities Purchase Agreement, dated July 2, 2012, with the purchasers of the Convertible Notes (the “2012 Purchase Agreement”). On July 17, 2013, we and each of the holders of the Convertible Notes agreed to cause all remaining principal and interest under the Convertible Notes to be converted into an aggregate of 18,679,584 shares of our common stock in full satisfaction of the Convertible Notes. As a result of such conversion, the Convertible Notes were paid off in full and are no longer outstanding.

2012 Registration Rights Agreement

In connection with the 2012 Private Placement, on July 2, 2012 we and the purchasers of the Convertible Notes entered into a Registration Rights Agreement (the “2012 Registration Rights Agreement”) under which we agreed to file a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the Convertible Notes and Warrants. See “DESCRIPTION OF 2012 PRIVATE PLACEMENT AND WARRANTS” beginning on page 20 of this prospectus. On August 23, 2012, we filed a registration statement covering the resale of the shares of our common stock issuable pursuant to the Convertible Notes. Pursuant to the 2013 Registration Rights Agreement, certain of the holders of the Warrants waived their registration rights under the 2012 Registration Rights Agreement. This Registration Statement covers the resale of the shares of our common stock issuable upon the exercise of the Warrants by those holders of the Warrants that did not waive their registration rights under the 2012 Registration Rights Agreement (the “2012 Selling Stockholders”). See “SELLING STOCKHOLDERS – 2012 Selling Stockholders” beginning on page 23 of this prospectus.

Corporate Information

We were originally incorporated in California in 1987, and we reincorporated in Delaware in May 2003. Our principal executive office is located at 30452 Esperanza, Rancho Santa Margarita, California 92688. Our telephone number at that address is (949) 635-2100. Our Internet website address is www.liquidmetal.com and all of our filings with the SEC are available free of charge on our website. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

The Offering

Issuer	Liquidmetal Technologies, Inc.

Securities offered for resale	Up to 102,024,643 shares of our common stock, consisting of:

●

96,555,893 shares of our common stock issued and issuable to the 2013 Selling Stockholders pursuant to the 2013 Purchase Agreement (see the section entitled “DESCRIPTION OF 2013 COMMON STOCK PURCHASE AGREEMENT” beginning on page 19 of this prospectus); and

● 5,468,750 shares of our common stock issuable upon the exercise of the Warrants by the 2012 Selling Stockholders, which Warrants have an exercise price of $0.384 per share (subject to adjustment as described below under “DESCRIPTION OF 2012 PRIVATE PLACEMENT AND WARRANTS” beginning on page 20 of this prospectus).

Shares of common stock outstanding before the offering.	375,707,190 shares of common stock

Shares of common stock outstanding after the offering assuming all of the Warrants are exercised and all of the Equity Transaction Registered Shares are sold	477,731,833 shares of common stock

Use of proceeds

We will not receive any proceeds from the sale of the shares offered by the 2013 Selling Stockholders or the 2012 Selling Stockholders. However, we will receive proceeds from the sale of Shares to the 2013 Selling Stockholders pursuant to the 2013 Purchase Agreement and from the 2012 Selling Stockholders upon the exercise of the Warrants. Any net proceeds received from the sale of Shares to the 2013 Selling Stockholders under the 2013 Purchase Agreement and from the 2012 Selling Stockholders upon the exercise of the Warrants will be used for general working capital purposes.

Risk factors

See “RISK FACTORS” and other information included in this prospectus and incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.

OTC Bulletin Board symbol	LQMT

We are registering the shares being offered under this prospectus pursuant to the 2013 Registration Rights Agreement that we entered into with the 2013 Selling Stockholders described below under “DESCRIPTION OF 2013 COMMON STOCK PURCHASE AGREEMENT” beginning on page 19 of this prospectus and the 2012 Registration Rights Agreement that we entered into with the 2012 Selling Stockholders described below under “DESCRIPTION OF 2012 PRIVATE PLACEMENT AND WARRANTS” beginning on page 20 of this prospectus.

The number of shares of common stock that will be outstanding immediately after this offering is based on the 375,707,190 shares of our common stock outstanding as of November 15, 2013 and assumes the 2013 Selling Stockholders purchase all of the Equity Transaction Registered Shares pursuant to the 2013 Purchase Agreement and the 2012 Selling Stockholders exercise all Warrants issued to them in the 2012 Private Placement. There is no guarantee that the Equity Transaction Registered Shares will be purchased or that all Warrants will be exercised. The number of shares of common stock that will be outstanding immediately after this offering does not include:

●	67,069,319 shares of common stock issuable upon the exercise of warrants outstanding as of November 15, 2013, at a weighted average exercise price of $0.37 per share;

●	15,747,500 shares of common stock issuable upon the exercise of options outstanding as of November 15, 2013, at a weighted average exercise price of $0.13 per share; or

●	16,872,500 shares of common stock reserved for future grant or issuance as of November 15, 2013 under our 2012 Equity Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below together with the other information included in this prospectus before purchasing our securities in this offering. If any of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities being offered. The risks described below are not the only ones facing us. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business, operations, liquidity and stock price materially and adversely. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

We have limited funds to support our current operations.

We anticipate that our current capital resources, when considering expected losses from operations, will be sufficient to fund our operations through the end of the first quarter of 2014. We have a relatively limited history of producing bulk amorphous alloy components and products on a mass-production scale. Furthermore, Visser’s ability to produce our products in desired quantities and at commercially reasonable prices is uncertain and is dependent on a variety of factors that are outside of our control, including the nature and design of the component, the customer’s specifications, and required delivery timelines. Such factors will likely require that we raise additional funds to support our operations beyond the first quarter of 2014. There is no assurance that we will be able to raise such additional funds on acceptable terms, if at all. If we raise additional funds by issuing securities, existing stockholders may be diluted. If funding is insufficient at any time in the future, we may be required to alter or reduce the scope of our operations or to cease operations entirely. Uncertainty as to the outcome of these factors raises substantial doubt about our ability to continue as a going concern.

We have incurred significant operating losses in the past and may not be able to achieve or sustain profitability in the future.

We have experienced significant cumulative operating losses since our inception. Our operating loss for the fiscal year ended December 31, 2012 was $11.8 million while our operating loss for the fiscal year ended December 31, 2011 was $6.5 million. Our operating loss for the nine-months ended September 30, 2013 was $4.4 million We had an accumulated deficit of approximately $189.9 million at December 31, 2012 and approximately $202.0 million at September 30, 2013. Of this accumulated deficit, $52.1 million was attributable to losses generated by our discontinued parts manufacturing and coatings businesses. We anticipate that we may continue to incur operating losses for the foreseeable future. Consequently, it is possible that we may never achieve positive earnings and, if we do achieve positive earnings, we may not be able to achieve them on a sustainable basis.

We have a limited history of developing and selling products made from our bulk amorphous alloys.

We have a relatively limited history of producing bulk amorphous alloy components and products on a mass-production scale. Furthermore, our supplier’s ability to produce our products in desired quantities and at commercially reasonable prices is uncertain and is dependent on a variety of factors that are outside of its control, including the nature and design of the component, the customer’s specifications, and required delivery timelines.

We rely on assumptions about the markets for our products and components that, if incorrect, may adversely affect our profitability.

We have made assumptions regarding the market size for, and the manufacturing requirements of, our products and components based in part on information we received from third parties and also from our limited history. If these assumptions prove to be incorrect, we may not achieve anticipated market penetration revenue targets or profitability.

Our historical results of operations may not be indicative of our future results.

As a result of our limited history of developing and marketing bulk amorphous alloy components and products, as well as our new manufacturing strategy of partnering with contract manufacturers and alloy producers, our historical results of operations may not be indicative of our future results.

We have entered into an exclusive manufacturing arrangement with Visser Precision Cast, LLC, and that arrangement is currently the subject of a dispute.

Pursuant to the terms of a manufacturing services agreement dated June 1, 2012 (the “Visser Manufacturing Services Agreement”) between us and Visser Precision Cast, LLC (“Visser”), we have engaged Visser as our exclusive manufacturer of conventional products and components and licensed products and components, which are products and components using or incorporating any of our intellectual property for all fields of use other than consumer electronic products and fields of use covered by exclusive licenses and sublicenses existing on the date of the Visser Manufacturing Services Agreement (such intellectual property, the “LMT Technology”). We have further agreed that we will not, directly or indirectly, conduct manufacturing operations, subcontract for the manufacture of products or components or grant a license to any other party to conduct manufacturing operations using the LMT Technology, except for certain limited exceptions. The term of the Visser Manufacturing Services Agreement is perpetual. Pursuant to the terms of a sublicense agreement dated June 1, 2012 between us and Visser, we agreed to sublicense to Visser, on a fully-paid up, royalty-free, irrevocable, perpetual, worldwide basis, all rights held by us in the LMT Technology. In addition, Visser has a right of first refusal over any proposed transfer by us of LMT Technology pursuant to any license, sublicense, sale or other transfer, other than a license to a machine or alloy vendor. The Visser Manufacturing Services Agreement and the sublicense agreement with Visser were entered into pursuant to a Master Transaction Agreement with Visser, dated June 1, 2012 (the “Visser MTA”).

A disruption of the operations of Visser could cause significant delays in shipments of our products and may adversely affect our revenue, cost of goods sold and results of operations. Furthermore, Visser’s ability to produce our products in desired quantities and at commercially reasonable prices is uncertain and is dependent on a variety of factors that are outside of its control, including the nature and design of the component, the customer’s specifications, and required delivery timelines.

In November 2013, we entered into arbitration proceedings with Visser to resolve disputes associated with the Visser MTA. In general, we filed claims for damages against Visser for fraudulently inducing us to enter into the Visser MTA and harm inflicted on us for its failure to perform under the manufacturing component of the Visser MTA. In addition, we are seeking reformation and/or termination of parts of the Visser MTA in order to free us from the exclusive manufacturing arrangement with Visser and allow us to seek other manufacturing partners. Visser has also filed claims for damages against us alleging several violations of the Visser MTA, including fraudulent contract inducement and securities fraud through alleged misrepresentations regarding our future capitalization, breach of several components of the Visser MTA through alleged inappropriate sharing of intellectual property with other business partners, as well as the lack of a qualified sales force in marketing our technology and related production efforts of Visser. Visser also requests equitable relief in the form of orders increasing its stock ownership in our company and requiring us to honor its asserted rights of first refusal with respect to our technology. While we believe that the claims by Visser are without merit and intend to defend ourself vigorously and to forcefully pursue its claims for fraudulent inducement, breach of contract and other causes of action against Visser, we can make no predictions regarding the outcome of this arbitration. The pendency of the dispute and the arbitration could have a material, adverse effect on us and our results of operations and financial condition, as well as upon the market price of the our common stock held by our stockholders.

We primarily rely on sole source suppliers for mold making, manufacturing and alloying of our bulk amorphous alloy and parts, as well as the manufacturing of our bulk amorphous alloy production machines.

We currently have one supplier who fulfills the mold making and manufacturing of our bulk amorphous alloy parts. Our supplier may allocate its limited capacity to fulfill the production requirements of its other customers. In the event of a disruption of the operations of our supplier, we may not have a secondary manufacturing source immediately available. Such an event could cause significant delays in shipments and may adversely affect our revenue, cost of goods sold and results of operations.

We currently have one supplier who fulfills our alloying/manufacturing of bulk amorphous alloys. In the event of a disruption of the operations of our alloy supplier, we may not have a secondary alloying source immediately available. Such an event could cause significant delays in shipments and may adversely affect our revenue, cost of goods sold and results of operations.

Our bulk amorphous alloy production machines are manufactured by limited suppliers. Orders for additional machines are estimated to be built with a 13 to 26-week lead time. If our bulk alloy parts supplier requires more production machines to manufacture customer parts due to an unexpected demand, we may experience delays in shipment, increased cost of goods sold or loss in revenues. Additionally, in the event of a disruption in the operations of our production machine supplier, our bulk alloy parts supplier may not have a secondary machine manufacturer immediately available. Such an event could cause significant delays in fulfilling customers’ orders and may adversely affect our revenue, cost of goods sold and results of operations.

We rely on a supplier that has limited experience in manufacturing our products, and our supplier may encounter manufacturing problems or delays or may be unable to produce sufficient, high-quality products at acceptable costs.

We rely on our supplier to manufacture all of our Liquidmetal alloy products, including products that we develop in conjunction with our customers. Our supplier has limited experience in manufacturing our products and may be required to manufacture a range of products in high volumes while ensuring high quality and consistency. We cannot assure you that our supplier will be able to meet all of our manufacturing needs. We also cannot assure you that our supplier’s will be able to produce the intended products with the production yields, quality controls, and production costs that we currently assume.

If we cannot establish and maintain relationships with customers that incorporate our components and products into their finished goods, we will not be able to increase our revenue and commercialize our products.

Our business is based upon the commercialization of a new and unique materials technology. Our ability to increase our revenues will depend on our ability to successfully maintain and establish relationships with customers who are willing to incorporate our proprietary alloys and technology into their finished products. However, we believe that the size of our company and the novel nature of our technology and manufacturing process may continue to make it challenging to maintain and establish such relationships. In addition, we rely and will continue to rely to a large extent on the manufacturing, research, and development capabilities, as well as the marketing and distribution capabilities, of our customers in order to commercialize our products. Our future growth and success will depend in large part on our ability to enter into these relationships and the subsequent success of these relationships. Even if our products are selected for use in a customer’s products, we still may not realize significant revenue from that customer if that customer’s products are not commercially successful.

It may take significant time and cost for us to develop new customer relationships, which may delay our ability to generate additional revenue or achieve profitability.

Our ability to generate revenue from new customers is generally affected by the amount of time it takes for us to, among other things:

●	identify a potential customer and introduce the customer to Liquidmetal alloys;

●	work with the customer to select and design the parts to be fabricated from Liquidmetal alloys;

●	make the molds and tooling to be used to produce the selected part;

●	make prototypes and samples for customer testing;

●	work with our customers to test and analyze prototypes and samples; and

●	with respect to some types of products, such as medical devices, obtain regulatory approvals.

We believe that our average sales cycle (the time we deliver a proposal to a customer until the time our customer fully integrates our Liquidmetal alloys into its product) could be a significant period of time. Our history to date has demonstrated that the sales cycle could extend beyond two years. The time it takes to transition a customer from limited production to full-scale production runs will depend upon the nature of the processes and products into which our Liquidmetal alloys are integrated. Moreover, we have found that customers often proceed very cautiously and slowly before incorporating a fundamentally new and unique type of material into their products.

After we develop a customer relationship, it may take a significant amount of time for that customer to develop, manufacture, and sell finished goods that incorporate our components and products.

Our experience has shown that our customers will perform numerous tests and extensively evaluate our components and products before incorporating them into their finished products. The time required for testing, evaluating, and designing our components and products into a customer’s products, and in some cases, obtaining regulatory approval, can be significant, with an additional period of time before a customer commences volume production of products incorporating our components and products, if ever. Moreover, because of this lengthy development cycle, we may experience a delay between the time we accrue expenses for research and development and sales and marketing efforts and the time when we generate revenue, if any. We may incur substantial costs in an attempt to transition a customer from initial testing to prototype and from prototype to final product. If we are unable to minimize these transition costs, or to recover the costs of these transitions from our customers, our operating results will be adversely affected.

A limited number of our customers generate a significant portion of our revenue.

For the near future, we expect that a significant portion of our revenue may be concentrated in a limited number of customers. A reduction, delay, or cancellation of orders from one or more of these customers or the loss of one or more customer relationships could significantly reduce our revenue and harm our business. Unless we establish long-term sales arrangements with these customers, they will have the ability to reduce or discontinue their purchases of our products on short notice.

We expect to rely on our customers to market and sell finished goods that incorporate our products and components, a process over which we will have little control.

Our future revenue growth and ultimate profitability will depend in part on the ability of our customers to successfully market and sell their finished goods that incorporate our products. We will have little control over our customers’ marketing and sales efforts. These marketing and sales efforts may be unsuccessful for various reasons, any of which could hinder our ability to increase revenue or achieve profitability. For example, our customers may not have or devote sufficient resources to develop, market, and sell their finished goods that incorporate our products. Because we typically will not have exclusive sales arrangements with our customers, they will not be precluded from exploring and adopting competing technologies. Also, products incorporating competing technologies may be more successful for reasons unrelated to the performance of our customers’ products or the marketing efforts of our customers.

Our growth depends on our ability to identify, develop, and commercialize new applications for our technology.

Our future growth and success will depend in part on our ability to identify, develop, and commercialize, either alone or in conjunction with our customers, new applications and uses for Liquidmetal alloys. If we are unable to identify and develop new applications, we may be unable to develop new products or generate additional revenue. Successful development of new applications for our products may require additional investment, including costs associated with research and development and the identification of new customers. In addition, difficulties in developing and achieving market acceptance of new products would harm our business.

We may not be able to effectively compete with current suppliers of incumbent materials or producers of competing products.

The future growth and success of our Liquidmetal alloy business will depend in part on our ability to establish and retain a technological advantage over other materials for our targeted applications. For many of our targeted applications, we will compete with manufacturers of similar products that use different materials, many of which have substantially greater financial and other resources than we do. These different materials may include plastics, zinc, titanium alloys, or stainless steel, among others, and we will compete directly with suppliers of the incumbent material. In addition, in each of our targeted markets, our success will depend in part on the ability of our customers to compete successfully in their respective markets. Thus, even if we are successful in replacing an incumbent material in a finished product, we will remain subject to the risk that our customer will not compete successfully in its own market.

Our bulk amorphous alloy technology is still at an early stage of commercialization relative to many other materials.

Our bulk amorphous alloy technology is a relatively new technology as compared to many other material technologies, such as plastics and widely-used high-performance crystalline alloys. Historically, the successful commercialization of a new materials technology has required the persistent improvement and refining of the technology over a sometimes lengthy period of time. Accordingly, we believe that our company’s future success will be dependent on our ability to continue expanding and improving our technology platform by, among other things, constantly refining and improving our processes, optimizing our existing amorphous alloy compositions for various applications, and developing and improving new bulk amorphous alloy compositions. Our failure to further expand our technology base could limit our growth opportunities and hamper our commercialization efforts.

Future advances in materials science could render Liquidmetal alloys obsolete.

Academic institutions and business enterprises frequently engage in the research and testing of new materials, including alloys and plastics. Advances in materials science could lead to new materials that have a more favorable combination of performance, processing, and cost characteristics than our alloys. The future development of any such new materials could render our alloys obsolete and unmarketable or may impair our ability to compete effectively.

Our growth depends upon our ability to retain and attract a sufficient number of qualified employees.

Our business is based upon the commercialization of a new and unique materials technology. Our future growth and success will depend in part on our ability to retain key members of our management and scientific staff, who are familiar with this technology and the potential applications and markets for it. We do not have “key man” or similar insurance on any of the key members of our management and scientific staff. If we lose their services or the services of other key personnel, our financial results or business prospects may be harmed. Additionally, our future growth and success will depend in part on our ability to attract, train, and retain scientific engineering, manufacturing, sales, marketing, and management personnel. We cannot be certain that we will be able to attract and retain the personnel necessary to manage our operations effectively. Competition for experienced executives and scientists from numerous companies and academic and other research institutions may limit our ability to hire or retain personnel on acceptable terms. In addition, many of the companies with which we compete for experienced personnel have greater financial and other resources than we do. Moreover, the employment of otherwise highly qualified non-U.S. citizens may be restricted by applicable immigration laws.

We may not be able to successfully identify, consummate, or integrate strategic partnerships.

As a part of our business strategy, we intend to pursue strategic partnering transactions that provide access to new technologies, products, markets, and manufacturing capabilities. These transactions could include licensing agreements, joint ventures, or business combinations. We believe that these transactions will be particularly important to our future growth and success due to the size and resources of our company and the novel nature of our technology. For example, we may determine that we may need to license our technology to a larger manufacturer in order to penetrate a particular market. In addition, we may pursue transactions that will give us access to new technologies that are useful in connection with the composition, processing, or application of Liquidmetal alloys. We may not be able to successfully identify any potential strategic partnerships. Even if we do identify one or more potentially beneficial strategic partners, we may not be able to consummate transactions with these strategic partners on favorable terms or obtain the benefits we anticipate from such a transaction.

We may derive some portion of our revenue from sales outside the United States which may expose us to foreign commerce risks.

We may sell a portion of our products to customers outside of the United States, and our operations and revenue may be subject to risks associated with foreign commerce, including transportation delays and foreign tax/legal compliance. Moreover, customers may sell finished goods that incorporate our components and products outside of the United States, which exposes us indirectly to additional foreign commerce risks.

A substantial increase in the price or interruption in the supply of raw materials for our alloys could have an adverse effect on our profitability.

Our proprietary alloy compositions are comprised of many elements, all of which are generally available commodity products. Although we believe that each of these raw materials is currently readily available in sufficient quantities from multiple sources on commercially acceptable terms, if the prices of these materials substantially increase or there is an interruption in the supply of these materials, such increase or interruption could adversely affect our profitability. For example, if the price of one of the elements included in our alloys substantially increases, we may not be able to pass the price increase on to our customers.

Our business could be subject to the potential adverse consequences of exchange rate fluctuations.

We expect to conduct business in various foreign currencies and will be exposed to market risk from changes in foreign currency exchange rates and interest rates. Fluctuations in exchange rates between the U.S. dollar and such foreign currencies may have a material adverse effect on our business, results of operations, and financial condition and could specifically result in foreign exchange gains and losses. The impact of future exchange rate fluctuations on our operations cannot be accurately predicted. To the extent that the percentage of our non-U.S. dollar revenue derived from international sales increases in the future, our exposure to risks associated with fluctuations in foreign exchange rates will increase further.

Our inability to protect our licenses, patents, trademarks and proprietary rights in the United States and foreign countries could harm our business.

We own several patents relating to amorphous alloy technology, and we have other rights to amorphous alloy patents through an exclusive license from the California Institute of Technology (“Caltech”). Our success depends in part on our ability to obtain and maintain patent and other proprietary right protection for our technologies and products in the United States and other countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. Specifically, we must:

●	protect and enforce our owned and licensed patents and intellectual property;

●	exploit our owned and licensed patented technology; and

●	operate our business without infringing on the intellectual property rights of third parties.

Our licensed technology is comprised of several issued United States patents covering the composition, method of manufacturing, and applications and use of the family of Liquidmetal alloys. We also hold several United States and corresponding foreign patents covering the manufacturing processes of Liquidmetal alloys and their use. Those patents have expiration dates between 2013 and 2032. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems and costs in protecting our proprietary rights in these foreign countries.

In August 2010, we entered into a license transaction with Apple Inc. (“Apple”) pursuant to which (i) we contributed substantially all of our intellectual property assets to a newly organized special-purpose, wholly-owned subsidiary, called Crucible Intellectual Property, LLC (“CIP”), (ii) CIP granted to Apple a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in the field of consumer electronic products, as defined in the license agreement, and (iii) CIP granted back to us a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in all other fields of use.

Patent law is still evolving relative to the scope and enforceability of claims in the fields in which we operate. Our patent protection involves complex legal and technical questions. Our patents and those patents for which we have license rights may be challenged, narrowed, invalidated, or circumvented. We may be able to protect our proprietary rights from infringement by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. Litigation or other proceedings to defend or enforce our intellectual property rights could require us to spend significant time and money and could otherwise adversely affect our business.

Other companies or individuals may claim that we infringe their intellectual property rights, which could cause us to incur significant expenses or prevent us from selling our products.

Our success depends, in part, on our ability to operate without infringing on valid, enforceable patents or proprietary rights of third parties and without breaching any licenses that may relate to our technologies and products. Future patents issued to third parties may contain claims that conflict with our patents and that compete with our products and technologies, and third parties could assert infringement claims against us. Any litigation or interference proceedings, regardless of their outcome, may be costly and may require significant time and attention of our management and technical personnel. Litigation or interference proceedings could also force us to:

●	stop or delay using our technology;

●	stop or delay our customers from selling, manufacturing or using products that incorporate the challenged intellectual property;

●	pay damages; or

●	enter into licensing or royalty agreements that may be unavailable on acceptable terms.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the SEC XBRL mandate, new SEC regulations and International Financial Reporting Standards (IFRS) are creating uncertainty for public companies. As a result of these new rules and the size and limited resources of our company, we will incur additional costs associated with our public company reporting requirements, and we may not be able to comply with some of these new rules. In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and this could make it difficult for us to attract and retain qualified persons to serve on our board of directors.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

The time and cost associated with complying with government regulations to which we could become subject could have a material adverse effect on our business.

Some of the applications for our Liquidmetal alloys that we have identified or may identify in the future may be subject to government regulations. For example, any medical devices made from our alloys likely will be subject to extensive government regulation in the United States by the Food and Drug Administration (“FDA”). Any medical device manufacturers to whom we sell Liquidmetal alloy products may need to comply with FDA requirements, including premarket approval or clearance under Section 510(k) of the Food Drug and Cosmetic Act before marketing Liquidmetal alloy medical device products in the United States. These medical device manufacturers may be required to obtain similar approvals before marketing these medical devices in foreign countries. Any medical device manufacturers with which we jointly develop and sell medical device products may not provide significant assistance to us in obtaining required regulatory approvals. The process of obtaining and maintaining required FDA and foreign regulatory approvals could be lengthy, expensive, and uncertain. Additionally, regulatory agencies can delay or prevent product introductions. The failure to comply with applicable regulatory requirements can result in substantial fines, civil and criminal penalties, stop sale orders, loss or denial of approvals, recalls of products, and product seizures.

In addition, the processing of beryllium, a minor constituent element of some of our alloys, can result in the release of beryllium into the workplace and the environment and in the creation of beryllium oxide as a by-product. Beryllium is classified as a hazardous air pollutant, a toxic substance, a hazardous substance, and a probable human carcinogen under environmental, safety, and health laws, and various acute and chronic health effects may result from exposure to beryllium. We are required to comply with certain regulatory requirements and to obtain a permit from the U.S. Environmental Protection Agency or other government agencies to process beryllium. Our failure to comply with present or future governmental regulations related to the processing of beryllium could result in suspension of manufacturing operations and substantial fines or criminal penalties.

To the extent that our products have the potential for dual use, such as military and non-military applications, they may be subject to import and export restrictions of the U.S. government, as well as other countries. The process of obtaining any required U.S. or foreign licenses or approvals could be time-consuming, costly, and uncertain. Failure to comply with import and export regulatory requirements can lead to substantial fines, civil and criminal penalties, and the loss of government contracting and export privileges.

The existence of minority stockholders in our Liquidmetal Golf subsidiary creates potential for conflicts of interest.

We directly own 79% of the outstanding capital stock of Liquidmetal Golf, our subsidiary that has the exclusive right to commercialize our technology in the golf market. The remaining 21% of the Liquidmetal Golf stock is owned by approximately 95 stockholders of record. As a result, conflicts of interest may develop between us and the minority stockholders of Liquidmetal Golf. To the extent that our officers and directors are also officers or directors of Liquidmetal Golf, matters may arise that place the fiduciary duties of these individuals in conflicting positions.

Our stock price has experienced volatility and may continue to experience volatility.

During 2012, the highest bid price for our common stock was $0.63 per share, while the lowest bid price during that period was $0.10 per share. During the first 9 months of 2013, the highest bid price for our common stock was $0.23 per share, while the lowest bid price during that period was $0.05 per share. The trading price of our common stock could continue to fluctuate widely due to:

●	limited current liquidity and the possible need to raise additional capital;

●	quarter-to-quarter variations in results of operations;

●	announcements of technological innovations by us or our potential competitors;

●	changes in or our failure to meet the expectations of securities analysts;

●	new products offered by us or our competitors;

●	announcements of strategic relationships or strategic partnerships;

●	future sales of common stock, or securities convertible into or exercisable for common stock;

●	adverse judgments or settlements obligating us to pay damages;

●	future issuances of common stock in connection with acquisitions or other transactions;

●	acts of war, terrorism, or natural disasters;

●

industry, domestic and international market and economic conditions, including the global macroeconomic downturn over the last three years and related sovereign debt issues in certain parts of the world;

●	low trading volume in our stock;

●	developments relating to patents or property rights;

●	government regulatory changes; or

●	other events or factors that may be beyond our control.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of many companies at our stage of growth have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance. If our stock price is volatile, we could face securities class action litigation, which could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number of shares for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. In the event that we propose to register additional shares of common stock under the Securities Act of 1933 for our own account, certain shareholders are entitled to receive notice of that registration and to include their shares in the registration, subject to limitations described in the agreements granting these rights.

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

Our common stock is currently traded under the symbol “LQMT” and currently trades at a low volume, based on quotations on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our stock until such time as we became more viable. Additionally, many brokerage firms may not be willing to effect transactions in the securities. As a consequence, there may be periods of several days or more when trading activity in our stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses, and we do not anticipate paying any cash dividends on our capital stock for the foreseeable future. In addition, the terms of existing or any future debts may preclude us from paying dividends on our stock. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future for our common stockholders.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Antitakeover provisions of our amended and restated certificate of incorporation and bylaws and provisions of applicable corporate law could delay or prevent a change of control that you may favor.

Provisions in our amended and restated certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our shares. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

●

authorize our board of directors, without stockholder approval, to issue up to 10,000,000 shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

●	limit stockholders’ ability to call a special meeting of our stockholders; and

●	establish advance notice requirements to nominate directors for election to our board of directors or to propose matters that can be acted on by stockholders at stockholder meetings.

The provisions described above, as well as other provisions in our amended and restated certificate of incorporation, our bylaws, and Delaware law could delay or make more difficult transactions involving a change in control of us or our management.

Funding from our 2013 Purchase Agreement may be limited or insufficient to fund our operations or to implement our strategy.

Under our 2013 Purchase Agreement with the 2013 Selling Stockholders, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct the 2013 Selling Stockholders to purchase up to $20.0 million (the “Total Commitment”) worth of our shares of common stock over a 36-month period. Although the 2013 Purchase Agreement provides that we may sell up to $20.0 million of our common stock to the 2013 Selling Stockholders, only 96,555,893, shares of our common stock are being offered under this prospectus, which represents (i) 2,666,667 shares of common stock that we issued to the 2013 Selling Stockholders as Commitment Shares and (ii) 93,889,226 shares of our common stock that we may issue to the 2013 Selling Stockholders pursuant to draw downs under the 2013 Purchase Agreement.

At an assumed purchase price of $0.126 per share (equal to 90% of the closing price of our common stock of $0.14 on November 15, 2013), and assuming the sale by us to the 2013 Selling Stockholders of all of the 96,555,893 shares being registered hereunder pursuant to draw downs under the 2013 Purchase Agreement, we would receive only approximately $12,166,043 in gross proceeds. If we elect to issue and sell more than the 96,555,893 shares offered under this prospectus to the 2013 Selling Stockholders, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 62,174,266 shares of our common stock to obtain the balance of $20.0 million of the Total Commitment that would be available to us under the 2013 Purchase Agreement. We currently have authorized and available for issuance 700,000,000 shares of our common stock pursuant to our charter, and as of November 15, 2013 we had 375,707,190 shares of common stock issued and outstanding. Depending on the price at which Shares are ultimately sold, we may have to increase the number of our authorized shares in order to issue shares to the 2013 Selling Stockholders.

There can be no assurance that we will be able to receive all or any of the Total Commitment from the 2013 Selling Stockholders because the 2013 Purchase Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause the 2013 Selling Stockholders to buy common stock from us. For instance, we are prohibited from issuing a Draw Down Notice if the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount or the sale of Shares pursuant to the Draw Down Notice would cause us to sell or the 2013 Selling Stockholders to purchase an aggregate number of shares of our common stock which would result in beneficial ownership by the 2013 Selling Stockholders of more than 9.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder). Moreover, we cannot make more than one draw down in any Pricing Period and must allow two days to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down. Also, as discussed above, there must be an effective registration statement covering the resale of any Shares to be issued pursuant to any draw down under the 2013 Purchase Agreement, including the registration statement of which this prospectus is a part. Registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of registration statements cannot be assured.

The extent to which we rely on the 2013 Selling Stockholders as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from the 2013 Selling Stockholders were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all $20.0 million worth of common stock under the 2013 Purchase Agreement, we may still need additional capital to fully implement our current business, operating plans and development plans.

The sale or issuance of our common stock to the 2013 Selling Stockholders at a discount may cause dilution and the resale of the shares of common stock by the 2013 Selling Stockholders into the public market, or the perception that such sales may occur, could cause the price of our common stock to fall.

Under the 2013 Purchase Agreement, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct the 2013 Selling Stockholders to purchase up to $20.0 million worth of our shares of common stock over a 36-month period. We are registering an aggregate of 96,555,893 shares of our common stock in the registration statement of which this prospectus is a part pursuant to the 2013 Registration Rights Agreement. Notwithstanding the 2013 Selling Stockholders' beneficial ownership limitations set forth in the 2013 Purchase Agreement, if all of the 96,555,893 shares offered under this prospectus pursuant to the 2013 Registration Rights Agreement were issued and outstanding as of November 15, 2013, such shares would represent approximately 26% of the total number of shares of our common stock outstanding and approximately 31% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of November 15, 2013. The number of shares ultimately offered for sale by the 2013 Selling Stockholders under this prospectus is dependent upon the number of shares ultimately purchased by the 2013 Selling Stockholders under the 2013 Purchase Agreement. Additionally, because the per share purchase price for the Shares subject to a Draw Down Notice will be equal to 90% of the lowest daily VWAP that equals or exceeds the applicable Floor Price during the applicable Pricing Period as set forth in the 2013 Purchase Agreement, the 2013 Selling Stockholders will pay less than the then-prevailing market price for our common stock, and the actual purchase price for the Shares that we may sell to the 2013 Selling Stockholders will fluctuate based on the VWAP of our common stock during the term of the 2013 Purchase Agreement. Depending on market liquidity at the time, the sale of a substantial number of shares of our common stock to the 2013 Selling Stockholders at a discount to the then-prevailing market price for our common stock under the 2013 Purchase Agreement, and the resale of such shares by the 2013 Selling Stockholders into the public market, or the perception that such sales may occur, could cause the trading price of our common stock to decline, result in substantial dilution to existing stockholders and make it more difficult for us to sell equity or equity-related securities in the future.

Moreover, assuming the sale by us to the 2013 Selling Stockholders of all of the 96,555,893 shares being registered on behalf of the 2013 Selling Stockholders hereunder pursuant to draw downs under the 2013 Purchase Agreement, we would receive only approximately $12,166,042.52 in gross proceeds. If we elect to issue and sell more than the 96,555,893 shares offered under this prospectus to the 2013 Selling Stockholders, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders. Based on the above assumptions, we would be required to register an additional approximately 62,174,266 shares of our common stock to obtain the balance of $20.0 million of the Total Commitment that would be available to us under the 2013 Purchase Agreement. Because the actual purchase price for the Shares that we may sell to the 2013 Selling Stockholders will fluctuate based on the VWAP of our common stock during the term of the 2013 Purchase Agreement, we are not able to determine at this time the exact number of shares of our common stock that we will issue under the 2013 Purchase Agreement and, therefore, the exact number of shares we will ultimately register for resale under the Securities Act. The resale of such a substantial number of shares of our common stock relative to our current market capitalization into the public market by the 2013 Selling Stockholders, or the perception that such sales may occur, could significantly depress the market price of our common stock and cause substantial dilution to our existing stockholders.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Examples of forward-looking statements include, without limitation:

●	statements regarding our strategies, results of operations or liquidity;

●	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

●	statements of management’s goals and objectives;

●	projections of revenue, earnings, capital structure and other financial items;

●	assumptions underlying statements regarding us or our business; and

●	other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, factors discussed under the heading “Risk Factors” above.

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those listed below and those discussed in greater detail under the heading “Risk Factors” above:

●	our ability to fund our operations in the short and long term through financing transactions on terms acceptable to us, or at all;

●	our history of operating losses and the uncertainty surrounding our ability to achieve or sustain profitability;

●	our limited history of developing and selling products made from our bulk amorphous alloys;

●	lengthy customer adoption cycles and unpredictable customer adoption practices;

●	our ability to identify, develop, and commercialize new product applications for our technology;

●	competition from current suppliers of incumbent materials or producers of competing products;

●	our ability to identify, consummate, and/or integrate strategic partnerships;

●	the potential for manufacturing problems or delays;

●	potential difficulties associated with protecting or expanding our intellectual property position;

●	the volatility of our stock price; and

●	the unpredictability of the market for our common stock.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

DESCRIPTION OF 2013 COMMON STOCK PURCHASE AGREEMENT

2013 Common Stock Purchase Agreement

On November 8, 2013, we entered into a Common Stock Purchase Agreement (the "2013 Purchase Agreement") with Kingsbrook Opportunities Master Fund LP, Tech Opportunities LLC, and Iroquois Master Fund Ltd. (each, a "2013 Selling Stockholder" and collectively, the "2013 Selling Stockholders"). The 2013 Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, each of the 2013 Selling Stockholders has committed to purchase such 2013 Selling Stockholders’ pro rata portion of up to $20.0 million (the "Total Commitment") worth of our common stock, $0.001 par value (the "Shares"), over the 36-month term of the 2013 Purchase Agreement.

In consideration for the 2013 Selling Stockholders' execution and delivery of the 2013 Purchase Agreement, on November 8, 2013, we delivered irrevocable instructions to our transfer agent to issue to each 2013 Selling Stockholder, not later than 4:00 p.m. (New York City time) on the second trading day immediately following November 8, 2013, certificates representing such 2013 Selling Stockholder's pro rata portion of 2,666,667 shares of common stock (the "Commitment Shares").

From time to time over the term of the 2013 Purchase Agreement, commencing on the trading day immediately following the date on which this registration statement is declared effective by the SEC as further discussed below, we may, in our sole discretion, provide each of the 2013 Selling Stockholders with draw down notices (each a "Draw Down Notice") to purchase a specified dollar amount of Shares (the "Draw Down Amount") over a five (5) consecutive trading day period commencing on the trading day specified in the applicable Draw Down Notice (the "Pricing Period") with each draw down subject to the limitations discussed below. The maximum amount of Shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed a dollar amount equal to the lesser of (i) 300% of the average trading volume of our common stock during the ten (10) trading days immediately preceding the date the applicable Draw Down Notice is delivered (the "Applicable Draw Down Exercise Date") multiplied by the lower of (A) the closing trade price of the our common stock on the trading day immediately preceding the Applicable Draw Down Exercise Date and (B) the average of the closing trade prices of our common stock for the three (3) trading days immediately preceding the Applicable Draw Down Exercise Date (such lower price, the "Reference Price"), and (ii) a specified dollar amount set forth in the 2013 Purchase Agreement based on the Reference Price as of the Applicable Draw Down Exercise Date.

Once presented with a Draw Down Notice, each of the 2013 Selling Stockholders is required to purchase such 2013 Selling Stockholder's pro rata portion of the applicable Draw Down Amount on each trading day during the applicable Pricing Period on which the daily volume weighted average price for our common stock (the "VWAP") equals or exceeds an applicable floor price equal to the product of (i) 0.775 and (ii) the Reference Price, subject to adjustment (the "Floor Price"), provided that in no event shall the Floor Price be less than $0.03875. If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the 2013 Purchase Agreement provides that the 2013 Selling Stockholders will not be required to purchase their pro rata portions of the applicable Draw Down Amount allocated to that trading day. The per share purchase price for the Shares subject to a Draw Down Notice shall be equal to 90% of the lowest daily VWAP that equals or exceeds the applicable Floor Price during the applicable Pricing Period. Each purchase pursuant to a draw down shall reduce, on a dollar-for-dollar basis, the Total Commitment under the 2013 Purchase Agreement.

We are prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause us to issue or sell or the 2013 Selling Stockholders to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, (iii) the sale of Shares pursuant to the Draw Down Notice would cause us to sell or the 2013 Selling Stockholders to purchase an aggregate number of shares of our common stock which would result in the collective beneficial ownership by the 2013 Selling Stockholders of more than 9.99% of our common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), or (iv) the applicable Floor Price would be less than $0.03875 on the Applicable Draw Down Exercise Date. We cannot make more than one draw down in any Pricing Period and must allow two (2) trading days to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

Each of the 2013 Selling Stockholders has agreed that during the term of the 2013 Purchase Agreement, neither such 2013 Selling Stockholder nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock. The 2013 Selling Stockholders will not be prohibited from selling any of the shares of our common stock that they are obligated to purchase under a pending Draw Down Notice.

The 2013 Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The 2013 Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the 2013 Purchase Agreement will terminate automatically on the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the first trading day immediately following the date on which this registration statement is declared effective by the SEC, (ii) the date on which the 2013 Selling Stockholders have purchased the Total Commitment worth of common stock under the 2013 Purchase Agreement, or (iii) the date on which our common stock has failed to be listed or quoted on a Trading Market (as defined in the 2013 Purchase Agreement). Under certain circumstances set forth in the 2013 Purchase Agreement, (I) any of the 2013 Selling Stockholders may terminate the 2013 Purchase Agreement on one trading day's prior written notice to us and the other 2013 Selling Stockholders, and (II) we may terminate the 2013 Purchase Agreement on one trading day's prior written notice to each of the 2013 Selling Stockholders.

If we issue a Draw Down Notice and fail to deliver the Shares to any 2013 Selling Stockholder on the applicable settlement date or within two (2) trading days thereafter by crediting such 2013 Selling Stockholder's or its designee's account at DTC, then we have agreed to pay such 2013 Selling Stockholder, in addition to all other remedies available to such 2013 Selling Stockholder under the 2013 Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such Shares for the initial 30-day period following the applicable settlement date until the Shares have been delivered, and an additional 2.0% for each additional 30-day period thereafter until the Shares have been delivered. In addition, if we fail to transfer all of the Shares subject to a Draw Down Notice to any 2013 Selling Stockholder on the applicable settlement date by crediting such 2013 Selling Stockholder's or its designee's account at DTC, and if on or after such applicable settlement date such 2013 Selling Stockholder purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery by such 2013 Selling Stockholder in satisfaction of a sale by such 2013 Selling Stockholder of Shares that such 2013 Selling Stockholder anticipated receiving from us in connection with such draw down, then we have agreed to pay to such 2013 Selling Stockholder, in addition to any other amounts due to such 2013 Selling Stockholder pursuant to the 2013 Purchase Agreement, within three trading days after such 2013 Selling Stockholder's request, an amount, in cash, equal to such 2013 Selling Stockholder's total purchase price (including brokerage commissions, if any) for the Shares so purchased, at which point our obligation to credit such 2013 Selling Stockholder's or its designee's account at DTC for such Shares will terminate.

The 2013 Purchase Agreement also provides for indemnification of each of the 2013 Selling Stockholders and its affiliates in the event that such 2013 Selling Stockholder or its affiliates incur losses, liabilities, obligations, claims, contingencies, damages, costs or expenses relating to a breach by us of any of our representations and warranties under the 2013 Purchase Agreement or the other related transaction documents or any action instituted against a 2013 Selling Stockholder or its affiliates due to the transactions contemplated by the 2013 Purchase Agreement or other transaction documents, subject to certain limitations.

2013 Registration Rights Agreement

In connection with the execution of the 2013 Purchase Agreement, on November 8, 2013, we and the 2013 Selling Stockholders also entered into a Registration Rights Agreement (the "2013 Registration Rights Agreement"). Pursuant to the 2013 Registration Rights Agreement, we have agreed to (i) file the registration statement of which this prospectus is a part (this "Registration Statement") with the SEC to register 96,555,893 Shares on or prior to December 23, 2013 (the "Filing Deadline") and (ii) use our commercially reasonable efforts to have it declared effective as soon as practicable, but in no event later than the earlier of (A) the 90th calendar day after November 8, 2013 and (B) the fifth business day after the date we are notified by the SEC that this Registration Statement will not be reviewed or will not be subject to further review (the "Effectiveness Deadline").

If at any time all of the Registrable Securities (as defined in the 2013 Registration Rights Agreement) are not covered by this initial Registration Statement, we have agreed to file with the SEC one or more additional registration statements so as to cover all of the Registrable Securities not covered by this Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the 2013 Registration Rights Agreement.

DESCRIPTION OF 2012 PRIVATE PLACEMENT AND WARRANTS

Description of 2012 Private Placement

On July 2, 2012, we entered into definitive agreements relating to a private placement (the “2012 Private Placement”) of $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”) and Warrants to the purchasers of the Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of our common stock at an exercise price of $0.384 per share (the “Warrants”). The Convertible Notes were convertible at any time at the option of the holder into shares of our common stock at $0.352 per share (subject to adjustment). The Convertible Notes and the Warrants were issued pursuant to a Securities Purchase Agreement, dated July 2, 2012, with the purchasers of the Convertible Notes (the “2012 Purchase Agreement”) and the closing of the 2012 Private Placement occurred on July 2, 2012. This prospectus covers the resale of the shares of our common stock issuable upon the exercise of certain of the Warrants.

On July 17, 2013, we and each of the holders of the Convertible Notes agreed to cause all remaining principal and interest under the Convertible Notes to be converted into an aggregate of 18,679,584 shares of our common stock in full satisfaction of the Convertible Notes. The shares were delivered to the holders of the Convertible Notes on July 18, 2013. As a result of this conversion, the Convertible Notes were paid off in full and are no longer outstanding.

Description of Warrants

The Warrants are exercisable on or after the date that is six (6) months after the date of the issuance of the Warrants, and the exercise prices for the Warrants are subject to adjustment for stock splits, stock dividends, and the like. In the event that we issue or sell shares of our common stock, rights to purchase shares of our common stock, or securities convertible into shares of our common stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrants will be reduced based on a weighted-average formula. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans. In addition, on the two year anniversary of the issuance date (the “Reset Date”), the then applicable exercise price will be reset to equal the lesser of (1) the then current exercise price and (2) 87.5% of the arithmetic average of the ten lowest weighted average prices of the common stock during the twenty trading day period ending two trading days immediately preceding the Reset Date. All of the Warrants will expire on the fifth (5th) anniversary of the date they first become exercisable.

2012 Registration Rights Agreement

In connection with the 2012 Private Placement, on July 2, 2012 we and the purchasers of the Convertible Notes entered into a Registration Rights Agreement (the “2012 Registration Rights Agreement”). Pursuant to the 2012 Registration Rights Agreement, we agreed to file a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the Convertible Notes and Warrants on or before thirty (30) days after the closing of the 2012 Private Placement and to use our best efforts to have the registration statement declared effective as soon as practicable (but in no event later than 75 days after the closing of the 2012 Private Placement if the registration statement was not subject to a full review by the SEC, or 105 days after the closing of the 2012 Private Placement if the registration statement was subject to a full review by the SEC). On August 23, 2012, we filed a registration statement covering the resale of the shares of our common stock issuable pursuant to the Convertible Notes. Pursuant to the 2013 Registration Rights Agreement, certain of the holders of the Warrants waived their registration rights under the 2012 Registration Rights Agreement. This Registration Statement covers the resale of the shares of our common stock issuable upon the exercise of the Warrants by those holders of the Warrants that did not waive their registration rights under the 2012 Registration Rights Agreement (the “2012 Selling Stockholders”). See “SELLING STOCKHOLDERS – 2012 Selling Stockholders” beginning on page 23 of this prospectus.

If, during the period beginning on the date that all Registrable Securities (as defined in the 2012 Registration Rights Agreement) are registered pursuant to an effective registration statement and ending on the twenty-first (21st) month following the date of the closing of the 2012 Private Placement, we offer, sell, grant any option to purchase, or otherwise dispose of any of our or our subsidiaries’ equity or equity equivalent securities (a “Subsequent Placement”), we must first notify each purchaser of the Convertible Notes of our intent to effect a Subsequent Placement. If a purchaser of the Convertible Notes wishes to review the details of a Subsequent Placement, we must provide such details to such purchaser along with an offer to issue and sell to or exchange with all such purchasers 30% of the securities being offered in the Subsequent Placement, initially allocated among such purchasers on a pro rata basis.

SELLING STOCKHOLDERS

2013 Selling Stockholders

This prospectus relates, in part, to the possible resale from time to time by the 2013 Selling Stockholders of any or all of the shares of common stock that have been or may be issued by us to the 2013 Selling Stockholders under the 2013 Purchase Agreement. For additional information regarding the issuance of such common stock to the 2013 Selling Stockholders covered by this prospectus, see “DESCRIPTION OF 2013 COMMON STOCK PURCHASE AGREEMENT” beginning on page 19 of this prospectus. We are registering such shares of common stock pursuant to the provisions of the 2013 Registration Rights Agreement in order to permit the 2013 Selling Stockholders to offer the shares for resale from time to time. Except for (i) the ownership of the Convertible Notes and Warrants issued pursuant to the 2012 Purchase Agreement in connection with the 2012 Private Placement, (ii) the ownership of shares of our common stock issued upon conversion of such Convertible Notes, and (iii) the transactions contemplated by the 2013 Purchase Agreement and the 2013 Registration Rights Agreement, none of the 2013 Selling Stockholders has had any material relationship with us within the past three years.

The table below presents information regarding the 2013 Selling Stockholders and the shares of common stock that they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the 2013 Selling Stockholders, and reflects holdings as of November 15, 2013. The number of shares in the column “Maximum Number of Shares of Common Stock to be sold Pursuant to this Prospectus” represents all of the shares of common stock that the 2013 Selling Stockholders may offer under this prospectus. The 2013 Selling Stockholders may sell some, all or none of their shares in this offering. We do not know how long the 2013 Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the 2013 Selling Stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes shares of common stock with respect to which the 2013 Selling Stockholders have voting and investment power. The percentage of shares of common stock beneficially owned by the 2013 Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 375,707,190 shares of our common stock outstanding on November 15, 2013. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Because the purchase price of the shares of common stock issuable under the 2013 Purchase Agreement is determined on each settlement date, the number of shares that may actually be sold by us under the 2013 Purchase Agreement may be fewer than the number of shares being offered by this prospectus on behalf of the 2013 Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the 2013 Selling Stockholders pursuant to this prospectus.

Name of 2013 Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)

Kingsbrook Opportunities Master Fund LP(4)	8,097,917	2.12%	38,622,357	7,031,250	1.84%

Tech Opportunities LLC(5)	800,000	0.21%	28,966,768	0	0%

Iroquois Master Fund Ltd.(6)	3,925,000	1.04%	28,966,768	3,125,000	0.82%

(1)

This number includes the shares of common stock we issued to the applicable 2013 Selling Stockholder on November 8, 2013 as its Pro Rata Amount of Commitment Shares in consideration for entering into the 2013 Purchase Agreement with us; with respect to Kingsbrook Opportunities Master Fund LP and Iroquois Master Fund Ltd. This number also includes warrants isued to such 2013 Selling Stockholders in connection with the 2012 Private Placement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the 2013 Selling Stockholders may be required to purchase pursuant to draw downs under the 2013 Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of the 2013 Selling Stockholders’ control, including this Registration Statement becoming and remaining effective. Also, under the terms of the 2013 Purchase Agreement, we may not issue shares of our common stock to the 2013 Selling Stockholders to the extent that the 2013 Selling Stockholders or any of their affiliates would, at any time, beneficially own more than 9.99% of our outstanding common stock.

(2)	Applicable percentage ownership is based on 375,707,190 shares of our common stock outstanding as of November 15, 2013.

(3)	Assumes the sale of all 96,555,893 shares being offered by the 2013 Selling Stockholders pursuant to this prospectus.

(4)

The business address of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) is 689 Fifth Avenue, 12th Floor, New York, New York 10022. We have been advised that Kingsbrook Opportunities is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Kingsbrook Opportunities nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities and consequentially has voting control and investment discretion over securities held by Kingsbrook Opportuntities. Kingsbrook Opportunities GP LLC (“Opporunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and, as a result, may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Mssrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(5)

The business address of Tech Opportunities LLC (“Tech Opporunities”) is 777 Third Avenue, 30th Floor, New York, New York 10017. We have been advised that Tech Opportunities is not a member of FINRA or an independent broker-dealer, and that neither Tech Opportunities nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities, has voting and investment power over securities held by Tech Opportunities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership of these securities.

(6)

The business address of Iroquois Master Fund Ltd. is 641 Lexington Avenue, 26th Floor, New York, New York 10022. We have been advised that Iroquois Master Fund Ltd. is not a member of FINRA or an independent broker-dealer, and that neither Iroquois Master Fund Ltd. nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

2012 Selling Stockholders

The shares of common stock being offered by the 2012 Selling Stockholders are those issuable to the 2012 Selling Stockholders upon exercise of their Warrants. For additional information regarding the issuance of the Warrants, see “DESCRIPTION OF 2012 PRIVATE PLACEMENT AND WARRANTS” beginning on page __ of this prospectus. We are registering the shares of common stock issuable to the 2012 Selling Stockholders upon the exercise of their Warrants in order to permit the 2012 Selling Stockholders to offer the shares for resale from time to time. Except for (i) the ownership of the Convertible Notes and Warrants issued pursuant to the 2012 Purchase Agreement and (ii) the ownership of shares of our common stock issued upon conversion of such Convertible Notes, the 2012 Selling Stockholders have not had any material relationship with us or our affiliates within the past three years.

The table below lists the 2012 Selling Stockholders and other information regarding the beneficial ownership of shares of our common stock by each of the 2012 Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each 2012 Selling Stockholder, based on its ownership of shares of our common stock issued upon conversion of its Convertible Notes and its ownership of Warrants, as of November 15, 2013 assuming exercise of the Warrants held by such Selling Stockholder on that date, without regard to any limitations on conversions, amortizations, redemptions or exercises.

The third column lists the shares of common stock being offered by this prospectus by the 2012 Selling Stockholders.

This prospectus covers the resale of 100% of the maximum number of shares of common stock issuable upon exercise of the Warrants held by the 2012 Selling Stockholders as of the trading day immediately preceding the date this Registration Statement is filed with the SEC, all subject to adjustment as provided in the 2012 Registration Rights Agreement and in each case without regard to any limitations on exercise of such Warrants. Because the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus on behalf of the 2012 Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the 2012 Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants, a 2012 Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation (the "Maximum Percentage").

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Empery Asset Master Ltd.(1)	1,796,875	1,796,875	0

Hartz Capital Investments, LLC(2)	3,671,875	3,671,875	0

(1)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd. (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as envestment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any benefitical ownership of these shares.

(2)

Edward J. Stern, Ronald J. Bangs and Jonathan B. Schindel, in their capacity as officers of Hartz Capital, Inc., which is the sole manager of Hartz Capital Investments, LLC, share voting and investment control over the shares held by Hartz Capital Investments, LLC.  Each of Messers. Bangs and Schindel disclaims beneficial ownership of all of such shares.  The address of Hartz Capital Investments, LLC is 400 Plaza Drive, Secaucus, NJ 07094.

USE OF PROCEEDS

The 2013 Selling Stockholders and the 2012 Selling Stockholders, collectively, may sell all of the common stock offered by this prospectus from time to time. We will not receive any of the proceeds from the sale of such common stock by the 2013 Selling Stockholders or the 2012 Selling Stockholders. We may, however, receive from the 2013 Selling Stockholders aggregate gross proceeds of up to $20.0 million if all of the shares of common stock contemplated to be sold to the 2013 Selling Stockholders pursuant to the 2013 Purchase Agreement are sold. We may also receive from the 2012 Selling Stockholders proceeds from the exercise of the Warrants, if exercised. We cannot guarantee that the 2012 Selling Stockholders will exercise the Warrants or that the 2013 Selling Stockholders will purchase all of the shares contemplated to be sold pursuant to the 2013 Purchase Agreement. Any net proceeds received from the sale of shares of our common stock to the 2013 Selling Stockholders under the 2013 Purchase Agreement and from the 2012 Selling Stockholders upon the exercise of the Warrants will be used for general working capital purposes.

DETERMINATION OF OFFERING PRICE

There is currently a limited public market for our common stock. The 2013 Selling Stockholders and the 2012 Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “PLAN OF DISTRIBUTION” beginning on page 32 of this prospectus.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, and we plan to retain our earnings to finance our operations and future growth.

MARKET PRICE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market for Our Common Stock

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LQMT.” On November 15, 2013, the last reported sales price of our common stock was $0.14 per share.

Number of Common Shareholders

As of November 15, 2013, we had 219 record holders of our common stock.

Quarterly High/Low Bid Quotations

The following table sets forth, on a per share basis, the range of high and low bid information for the shares of our common stock for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included, as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low

Year Ended December 31, 2011:

First Quarter	$0.84	$0.42
Second Quarter	$0.63	$0.41
Third Quarter	$0.51	$0.17
Fourth Quarter	$0.23	$0.12

Year Ended December 31, 2012:

First Quarter	$0.35	$0.12
Second Quarter	$0.63	$0.15
Third Quarter	$0.33	$0.18
Fourth Quarter	$0.19	$0.10

Year Ending December 31, 2013:

First Quarter	$0.12	$0.08
Second Quarter	$0.10	$0.06
Third Quarter	$0.23	$0.05

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 700,000,000 shares of common stock, par value $0.001 per share, of which 375,707,190 shares were issued and outstanding as of November 15, 2013. We are also authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to any preferences that may be applicable to any preferred stock issued in the future, the holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series.  Our board of directors may designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, these effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, and delaying or preventing a change in control of our company without further action by the stockholders.  We have no present plans to issue any shares or series of preferred stock.

Warrants

Warrants –2012 Private Placement

In connection with the 2012 Private Placement, on July 2, 2012, we issued $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”). As part of the private placement of the Convertible Notes, we issued Warrants to the purchasers of the Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of our common stock at an exercise price of $0.384 per share (the “Warrants”).  The Warrants are exercisable on or after the date that is six (6) months after the date of the issuance of the Warrants, and the exercise prices for the Warrants are subject to adjustment for stock splits, stock dividends, and the like.  In the event that we issue or sell shares of our common stock, rights to purchase shares of our common stock, or securities convertible into shares of our common stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrants will be reduced based on a weighted-average formula.  The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans.  In addition, on the two year anniversary of the issuance date (the “Reset Date”), the then applicable exercise price will be reset to equal the lesser of (1) the then current exercise price and (2) 87.5% of the arithmetic average of the ten lowest weighted average prices of the common stock during the twenty trading day period ending two trading days immediately preceding the Reset Date.  The Warrants will expire on the fifth (5th) anniversary of the date on which they first became exercisable.

Visser Warrants

On June 1, 2012, we issued and sold to Visser a warrant to purchase up to 11,250,000 shares of common stock for an aggregate purchase price of $2.0001 million (the “First Visser Warrant”).   In addition, on June 28, 2012, we issued and sold to Visser a warrant to purchase up to 3,750,000 shares of common stock (the “Second Visser Warrant,” and collectively with the First Visser Warrant, the “Visser Warrants”).

The exercise price per share of common stock purchasable upon exercise of the Visser Warrants is $0.22 and is subject to appropriate adjustment for certain dilutive issuances of common stock and changes in our capital structure, such as stock dividends, stock splits, reorganizations or similar events.  The Visser Warrants are exercisable immediately upon issuance and expire on June 1, 2017.  The Visser Warrants include a cashless exercise feature and all shares of common stock issuable upon exercise of the Visser Warrants are subject to a lock-up period through December 31, 2016.  The holders of the Visser Warrants are entitled to five days’ notice before the record date for certain distributions to holders of common stock and other corporate events.  In addition, if certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of our assets, tender offer or exchange offer with respect to our common stock or reclassification of our common stock, the holders of the Visser Warrants will be entitled to receive thereafter, in lieu of common stock, the consideration (if different from common stock) that the holders of the Visser Warrants would have been entitled to receive upon the occurrence of the “fundamental transaction” as if the Visser Warrants had been exercised immediately before the “fundamental transaction.”  If any holder of common stock is given a choice of consideration to be received in the “fundamental transaction,” then the holders of the Visser Warrants shall be given the same choice upon the exercise of the Visser Warrants following the “fundamental transaction.”  In addition, in the event of a “fundamental transaction” that is an all cash transaction pursuant to which holders of common stock are entitled to receive cash consideration only, then the Visser Warrants will automatically terminate and the holders of the Visser Warrants will receive an amount of cash equal to the greater of (i) the product of (a) the number of shares of common stock representing the unexercised portion of the Visser Warrants and (b) the difference between (x) the per share consideration to be received by holders of common stock in the all-cash “fundamental transaction” and (y) the current exercise price per share of the Visser Warrants and (ii) the Black-Scholes value of the remaining unexercised portion of the Visser Warrants, which will be calculated using variables defined in the Visser Warrants.

Exchange Warrants

On November 2, 2010, we filed an Amended and Restated Certificate of Designations, Preferences, and Rights (the “Amended Designation”) for our Series A-1 and Series A-2 Preferred Stock. The Amended Designation was approved by the number of requisite votes from the holders of our Series A Preferred Stock and was filed with the Delaware Secretary of State in accordance with a consent agreement entered into between us and the holders of 2/3 of the Series A Preferred Stock (the "Consent Agreement"). The Consent Agreement provided that, in exchange for voting in favor of the Amended Designation, the expiration date of the warrants held by the holders who signed the Consent Agreement would be extended to July 15, 2015 and the price-based anti-dilution rights on such warrants would be removed.

The warrant holders who signed the Consent Agreement held warrants to purchase an aggregate of 40,032,833 shares of our Common Stock (the “Consent Warrants”). As of November 2, 2010, there were warrants to purchase 47,232,459 shares of our common stock outstanding. The Consent Warrants were initially recorded as liabilities on our consolidated financial statements in accordance with FASB ASC 815 due to their price-based anti-dilution rights. Upon the removal of the anti-dilution rights with the Consent Agreement, the Consent Warrants no longer met the criteria under FASB ASC 815 and were reclassified as equity as of the date of the Amended Designation. We reclassified $24,438 from warrant liabilities into equity on November 2, 2010, and this amount is reflected as Warrants in the consolidated statement of shareholders’ as of December 31, 2011. As of November 15, 2013, there were 29,779,557 number of Consent Warrants classified as equity, and they all expire on July 15, 2015. The Consent Warrants have exercise prices ranging from $0.48 to $0.49 per share.

Registration Rights

2013 Purchase Agreement

In connection with the execution of the 2013 Purchase Agreement, on November 8, 2013, we and the 2013 Selling Stockholders also entered into a 2013 Registration Rights Agreement. Pursuant to the 2013 Registration Rights Agreement, we have agreed to (i) file this Registration Statement with the SEC to register 96,555,893 Shares on or prior to December 23, 2013 (the "Filing Deadline") and (ii) use our commercially reasonable efforts to have it declared effective as soon as practicable, but in no event later than the earlier of (A) the 90th calendar day after November 8, 2013 and (B) the fifth business day after the date we are notified by the SEC that this Registration Statement will not be reviewed or will not be subject to further review (the "Effectiveness Deadline").

If at any time all of the Registrable Securities (as defined in the 2013 Registration Rights Agreement) are not covered by this Registration Statement, we have agreed to file with the SEC one or more additional registration statements so as to cover all of the Registrable Securities not covered by this Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the 2013 Registration Rights Agreement.

2012 Private Placement

In connection with the 2012 Private Placement, we entered into the 2012 Registration Rights Agreement with the purchasers of the Convertible Notes under which we agreed, on or before thirty (30) days after the closing of the 2012 Private Placement, to file a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the Convertible Notes and Warrants and to use our best efforts to have the registration statement declared effective as soon as practicable (but in no event later than 75 days after the closing of the 2012 Private Placement if the registration statement was not subject to a full review by the SEC, or 105 days after the closing of the 2012 Private Placement if the registration statement was subject to a full review by the SEC).  On August 23, 2012, we filed a registration statement covering the resale of the shares of our common stock issuable pursuant to the Convertible Notes. Pursuant to the 2013 Registration Rights Agreement, certain of the holders of the Warrants waived their registration rights under the 2012 Registration Rights Agreement. This Registration Statement covers the resale of the shares of our common stock issuable upon the exercise of the Warrants held by 2012 Selling Stockholders, each of which did not waive their registration rights under the 2012 Registration Rights Agreement.

Visser Registration Rights

Pursuant to the terms of the registration rights agreement between us and Visser, we are required to file, upon the request of Visser at any time after June 1, 2017, a registration statement with the SEC covering the resale of the shares of common stock issuable pursuant to the subscription agreement between us and Visser and upon exercise or conversion of the Visser Warrants and the Secured Visser Note, as the case may be.  Pursuant to the terms of the registration rights agreement, we are required to file the registration statement on or prior to 90 days after our receipt of the request to effect such registration (the “Filing Date”) and to use our reasonable commercial efforts to have the registration statement declared effective (i) on or prior to 60 days following the Filing Date in the case of a registration statement on Form S-3 (120 days in the case of a “full review” by the SEC) or (ii) on or prior to 90 days following the Filing Date in the case of a registration statement on Form S-1 (120 days in the case of a “full review” by the SEC) (such applicable date, the “Effectiveness Deadline”).  We will be subject to certain monetary penalties if the registration statement is not filed or does not become effective in a timely manner.  The monetary penalties will accrue monthly and will be payable at the rate of 1% of the aggregate purchase price paid by Visser pursuant to the subscription agreement for any unregistered shares of common stock, subject to maximum monetary penalties of 12%.  In addition, the registration rights agreement provides Visser with piggyback registration rights on certain registration statements filed by us relating to an offering for our own account.

Stock Options

As of November 15, 2013, we had stock options outstanding under our equity incentive plans to purchase up to 15,747,500 shares of our common stock.  Of these options, options to purchase 1,648,000 shares of common stock were exercisable at November 15, 2013 at a weighted-average exercise price of $0.46 per share.

Indemnification of Directors and Executive Officers and Limitation of Liability

Amended and Restated Certificate of Incorporation

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation further provides that, if the DGCL is amended after the effective date of our amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our amended and restated certificate of incorporation also provides that we shall indemnify, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), any and all persons whom we have power to indemnify under the DGCL.

The indemnification provided for in our amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as our director, officer, employee, or agent, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Bylaws (as amended)

Our bylaws (as amended) provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any director, officer, employee or agent of our company or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our bylaws (as amended) also provide for the advancement of expenses (including attorneys’ fees) incurred by any person in his capacity as a director or an officer of our company in defending a civil, criminal, administrative or investigative action, suit or proceeding of the type contemplated by Section 145 of the DGCL prior to the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us.

Pursuant to our bylaws (as amended), we may, upon resolution passed by our board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of our certificate of incorporation.

The indemnification provided for in our bylaws (as amended) is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Liability Insurance

We also maintain a policy of directors’ and officers’ liability insurance to indemnify our directors and officers with respect to actions taken by them on our behalf.

Indemnification Agreements

Through Indemnity Agreements with various directors and officers, we have, subject to certain conditions and limitations, agreed to indemnify and hold harmless an officer or director if he or she is or was a party, or is threatened to be made a party, to any Action (as defined in the Indemnity Agreements) by reason of his or her status as, or the fact that he or she is or was or has agreed to become, a director or officer of our company, and/or is or was serving or has agreed to serve as a director or officer of an Affiliate (as defined in the Indemnity Agreements), and/or as to acts performed in the course of his or her duty to our company and/or to an Affiliate, against Liabilities and reasonable Expenses (each as defined in the Indemnity Agreements) incurred by or on behalf of the officer or director in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action. Also through Indemnity Agreements, we have agreed to pay to the officer or director, in advance of the final disposition or conclusion of any Action, the officer or director’s reasonable expenses incurred by or on behalf of the officer or director in connection with such Action, provided that certain conditions are satisfied. Finally, through Indemnity Agreements, we have agreed that we may purchase and maintain insurance on behalf of an officer or director against any liability and/or expense asserted against him or her and/or incurred by or on behalf of him or her in such capacity as an officer or director of our company and/or of an Affiliate, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability or advance of expenses under the provisions of the Indemnity Agreement or under the DGCL as it may then be in effect.

Delaware Law

Section 145 of the DGCL, which was adopted by our company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as our company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Effect of Governing Documents and Delaware Law

Provisions of the DGCL and our amended and restated certificate of incorporation and bylaws (as amended) could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Delaware Law

We are subject to Section 203 of the DGCL, which restricts our ability to enter into a business combination with an interested stockholder for a period of three years. Generally, a business combination means a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a stockholder who owns 15% or more of our outstanding voting stock. These restrictions do not apply if:

●

before the date a stockholder becomes an interested stockholder, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

●

upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

●

on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least 66.67% of the outstanding voting stock not owned by the interested stockholder.

Amended and Restated Certificate of Incorporation and Bylaws

Our bylaws (as amended) establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws (as amended) do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws (as amended) may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws (as amended) authorize a majority of our board of directors to call a special meeting of stockholders, and they require the President or Secretary to call a special meeting upon the written request of stockholders who own an aggregate of least 25% of the outstanding shares of voting stock. Because our stockholders owning less than an aggregate of 25% of our voting stock do not have the right to call a special meeting, such stockholders could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Our amended and restated certificate of incorporation authorizes our board of directors, without stockholder approval, to issue up to 10,000,000 shares of “blank check” preferred stock which could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt.

Trading on the OTC Bulletin Board

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LQMT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is 800-937-5449.

PLAN OF DISTRIBUTION

Common Stock Issuable under the 2013 Purchase Agreement

We are registering shares of common stock that have been or may be issued by us from time to time to the 2013 Selling Stockholders under the 2013 Purchase Agreement to permit the resale of these shares of common stock after the issuance thereof by the 2013 Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the 2013 Selling Stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The 2013 Selling Stockholders may decide not to sell any shares of common stock. Each 2013 Selling Stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the 2013 Selling Stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by any of the 2013 Selling Stockholders may arrange for other broker-dealers to participate. Each of the 2013 Selling Stockholders is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the 2013 Selling Stockholders may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Each of the 2013 Selling Stockholders has advised us that it will use an unaffiliated broker-dealer to effectuate all resales of our common stock. To our knowledge, none of the 2013 Selling Stockholders has entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because each of the 2013 Selling Stockholders is, and any other 2013 Selling Stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of the Securities Act, the 2013 Selling Stockholders will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The 2013 Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market in accordance with the rules of NASDAQ;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In addition, the 2013 Selling Stockholders may transfer the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the 2013 Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Each of the 2013 Selling Stockholders has informed us that each such broker-dealer will receive commissions from such 2013 Selling Stockholder which will not exceed customary brokerage commissions. Broker-dealers may agree with the 2013 Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the 2013 Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the 2013 Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

●	the name of any such broker-dealers;

●	the number of shares involved;

●	the price at which such shares are to be sold;

●	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

●	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

●	other facts material to the transaction.

Each of the 2013 Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any of the 2013 Selling Stockholders will sell any or all of the shares of common stock registered on behalf of the 2013 Selling Stockholders pursuant to this registration statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The 2013 Selling Stockholders and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the 2013 Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock issued or issuable to the 2013 Selling Stockholders pursuant to the 2013 Registration Rights Agreement, estimated to be $92,466 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, the 2013 Selling Stockholders will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of such shares of common stock. We have agreed to indemnify each of the 2013 Selling Stockholders and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Each of the 2013 Selling Stockholders has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by such 2013 Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made by a 2013 Selling Stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the 2013 Selling Stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Common Stock Issuable Upon Exercise of the Warrants

We are registering the shares of common stock issuable upon exercise of the Warrants held by the 2012 Selling Stockholders to permit the resale of these shares of common stock by the 2012 Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the 2012 Selling Stockholders of such shares of common stock. We will bear all fees and expenses incident to our obligation to register such shares of common stock.

The 2012 Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the 2012 Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. Such shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the 2012 Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the 2012 Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the 2012 Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The 2012 Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The 2012 Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The 2012 Selling Stockholders may pledge or grant a security interest in some or all of the Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of 2012 Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The 2012 Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The 2012 Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the 2012 Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any 2012 Selling Stockholders will sell any or all of the shares of common stock registered on behalf of the 2012 Selling Stockholders pursuant to this Registration Statement.

The 2012 Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the 2012 Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock issuable to the 2012 Selling Stockholders pursuant to the 2012 Registration Rights Agreement, estimated to be $92,466 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the 2012 Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the 2012 Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the 2012 Registration Rights Agreements, or the 2012 Selling Stockholders will be entitled to contribution. We may be indemnified by the 2012 Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the 2012 Selling Stockholder specifically for use in this prospectus, in accordance with the 2012 Registration Rights Agreement, or we may be entitled to contribution.

Once sold under this Registration Statement, the shares of common stock issuable to the 2012 Selling Stockholders upon the exercise of the Warrants will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus have been audited by SingerLewak LLP, independent auditors, as stated in its report incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s internet address is http://www.sec.gov.

The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by referenced is considered to be part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 26, 2013;

●	Our Quarterly Reports on Form 10-Q filed with the SEC on May 14, 2013, August 6, 2013 and November 8, 2013;

●

Our Current Reports on Form 8-K filed with the SEC on February 4, 2013, March 5, 2013, May 31, 2013, July 18, 2013, August 7, 2013, September 17, 2013, October 28, 2013, November 1, 2013 and November 12, 2013;

●	Our Revised Definitive Proxy Statement (Amendment No. 1) relating to our 2013 annual meeting of stockholders filed with the SEC on September 5, 2013; and

●	Our Definitive Proxy Statement relating to a special meeting of stockholders filed with the SEC on January 9, 2013.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement modified or superseded will not be deemed a part of this prospectus except as so modified and superseded.

Our Internet address is www.liquidmetal.com. We make available on our website, free of charge, our periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. After accessing the website, the filings can be found by selecting the “About” menu, followed by Selecting the “Investors” tab and the “SEC Filings” link. The contents of the website are not incorporated into this prospectus or into our other filings with the SEC.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference facilities and internet site of the SEC referred to above. In addition, you may request a copy of any or all of our periodic reports incorporated by reference in this prospectus at no cost, by writing or telephoning us at the following address or telephone number:

Liquidmetal Technologies, Inc.

Attn: Investor Relations

30452 Esperanza

Rancho Santa Margarita, California 92688

Phone: (949) 635-2100

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item  13.         Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with this offering. All amounts are estimates, except for the Securities and Exchange Commission registration fee. All of these costs and expenses will be borne by the registrant.

SEC filing fee	$2,446	(1)

Printing and engraving expenses	$3,000

Accountants’ fees and expenses	$7,000

Legal fees and expenses	$75,000

Miscellaneous	$5,000

Total	$92,466

(1)	Rounded up to nearest whole number. $270 of this amount was paid in connection with the Registration Statement filed on July 18, 2012.

Item  14.         Indemnification of Directors and Officers.

Amended and Restated Certificate of Incorporation

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation further provides that, if the DGCL is amended after the effective date of our amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our amended and restated certificate of incorporation also provides that we shall indemnify, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), any and all persons whom we have power to indemnify under the DGCL.

The indemnification provided for in our amended and restated certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as our director, officer, employee, or agent, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Bylaws (as amended)

Our bylaws (as amended) provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any director, officer, employee or agent of our company or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our bylaws (as amended) also provide for the advancement of expenses (including attorneys’ fees) incurred by any person in his capacity as a director or an officer of our company in defending a civil, criminal, administrative or investigative action, suit or proceeding of the type contemplated by Section 145 of the DGCL prior to the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us.

Pursuant to our bylaws (as amended), we may, upon resolution passed by our board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of our certificate of incorporation.

The indemnification provided for in our bylaws (as amended) is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Liability Insurance

We also maintain a policy of directors’ and officers’ liability insurance to indemnify our directors and officers with respect to actions taken by them on our behalf.

Indemnification Agreements

Through Indemnity Agreements with various directors and officers, we have, subject to certain conditions and limitations, agreed to indemnify and hold harmless an officer or director if he or she is or was a party, or is threatened to be made a party, to any Action (as defined in the Indemnity Agreements) by reason of his or her status as, or the fact that he or she is or was or has agreed to become, a director or officer of our company, and/or is or was serving or has agreed to serve as a director or officer of an Affiliate (as defined in the Indemnity Agreements), and/or as to acts performed in the course of his or her duty to our company and/or to an Affiliate, against Liabilities and reasonable Expenses (each as defined in the Indemnity Agreements) incurred by or on behalf of the officer or director in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action. Also through Indemnity Agreements, we have agreed to pay to the officer or director, in advance of the final disposition or conclusion of any Action, the officer or director’s reasonable expenses incurred by or on behalf of the officer or director in connection with such Action, provided that certain conditions are satisfied. Finally, through Indemnity Agreements, we have agreed that we may purchase and maintain insurance on behalf of an officer or director against any liability and/or expense asserted against him or her and/or incurred by or on behalf of him or her in such capacity as an officer or director of our company and/or of an Affiliate, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability or advance of expenses under the provisions of the Indemnity Agreement or under the DGCL as it may then be in effect.

Delaware Law

Section 145 of the DGCL, which was adopted by our company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as our company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item  15.         Recent Sales of Unregistered Securities

Since September 30, 2010, we have issued the following securities which were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

1.

On November 8, 2013, in consideration for entering into the Common Stock Purchase Agreement, dated November 8, 2013 (the “Purchase Agreement”), we issued to Kingsbrook Opportunities Master Fund LP, Tech Opportunities LLC, and Iroquois Master Fund Ltd. an aggregate of 2,666,667 shares of common stock.

2.

On July 2, 2012, we issued and sold $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”) and Warrants to the purchasers of the Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of our common stock at an exercise price of $0.384 per share (the “Warrants”). The purchasers of the Convertible Notes and Warrants were Kingsbrook Opportunities Master Fund LP, Hudson Bay Master Fund Ltd., Empery Asset Master Ltd., Hartz Capital Investments, LLC and Iroquois Master Fund Ltd. The aggregate purchase price of the Convertible Notes and Warrants was $12.0 million.

3.

From August 31, 2012 through July 18, 2013, we issued an aggregate of 163,641,547 shares of common stock to the holders of the Convertible Notes in satisfaction of all principal and interest due under the Convertible Notes.

4.

On May 28, 2013, our Board of Directors appointed Mr. Richard Sevcik as a member of our Board of Directors. In connection with Mr. Sevcik’s appointment to the Board of Directors, on May 28, 2013, we issued Mr. Sevcik options to purchase an aggregate of 270,000 shares, with an exercise price of $0.08 per share. The options will vest, and Mr. Sevcik may purchase the underlying shares, as follows: twenty percent (20%) of the options (which would entitle Mr. Sevcik to purchase an aggregate of 54,000 shares) will vest on May 28, 2014, with the remaining options then vesting over the next four years, in a series of forty-eight successive equal monthly installments upon completion of each month from the grant date, until May 28, 2018, at which time the options will have fully vested.

5.

On April 25, 2012, we issued an 8% unsecured bridge promissory note to Visser in the amount of $0.3 million. The note was due upon demand and accrued interest at a rate of 8% per annum. The principal amount of $0.3 million and all accrued interest under the note was paid off on June 1, 2012 by utilizing a portion of the proceeds received under the Visser Master Transaction Agreement.

6.

On June 1, 2012, we issued and sold to Visser Precision Cast, LLC (“Visser”) 20,000,000 shares of common stock and a warrant to purchase up to 11,250,000 shares of common stock at an exercise price of $0.22 per share, subject to adjustment. The aggregate purchase price of these shares and warrants was $2.0001 million. A portion of the purchase price was paid by cancellation of outstanding promissory notes issued by us to Visser in the aggregate principal amount of $1.05 million plus accrued and unpaid interest.

7.

On June 1, 2012, we also issued to Visser a secured convertible promissory note (the “Visser Promissory Note”) in the aggregate principal amount of up to $2.0 million, the principal of which is convertible into shares of common stock at a conversion rate of $0.22 per share, subject to adjustment. Pursuant to the terms of the Visser Promissory Note, we were entitled to request an advance of up to $1.0 million on September 15, 2012 and an additional advance of up to $1.0 million on November 15, 2012, for an aggregate principal amount of all advances under the Visser Promissory Note of $2.0 million. Visser’s obligation to fund the advances was subject to the satisfaction of customary closing conditions and no event of default under the Visser Promissory Note.

8.

On June 28, 2012, we issued and sold to Visser 10,000,000 shares of common stock and a warrant to purchase up to 3,750,000 shares of common stock at an exercise price of $0.22 per share, subject to adjustment. The aggregate purchase price of these shares and warrants was $1.0001 million.

9.

On January 17, 2012, February 27, 2012, March 28, 2012 and April 25, 2012, we issued 8% unsecured, bridge promissory notes to Visser that were due upon demand in the amount of $0.2 million, $0.2 million, $0.35 million and $0.3 million, respectively. The aggregate principal amount of $1.05 million and all accrued interest under the bridge promissory notes were all paid off on June 1, 2012 by utilizing a portion of the proceeds received under the Visser Master Transaction Agreement.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in items 1 through 9 above by virtue of Section 4(2) of the Securities Act and Rule 506 promulgated thereunder in that such sales and issuances did not involve any public offering. The recipients of securities in each of these transactions were accredited investors and represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates and instruments issued in all such transactions. All recipients had adequate access, through their relationships with us, to information about us.

No underwriters were employed in any of the above transactions.

Item  16.         Exhibits and Financial Statement Schedules.

(a)       Exhibits. See Exhibit Index.

(b)       Financial Statement Schedules. All schedules have been omitted because the required information is not present in amounts sufficient to require submission of the schedules, or because the required information is included in the consolidated financial statements or notes thereto.

Item  17.         Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Margarita, State of California, on the 5th day of December 2013.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Thomas Steipp
Thomas Steipp
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Thomas Steipp and Tony Chung and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Thomas Steipp
Thomas Steipp	President, Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2013

/s/ Tony Chung
Tony Chung	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 5, 2013

/s/ Abdi Mahamedi
Abdi Mahamedi	Chairman of the Board and Director	December 5, 2013

/s/ Ricardo Salas
Ricardo Salas	Executive Vice President and Director	December 5, 2013

/s/ Mark Hansen
Mark Hansen	Director	December 5, 2013

/s/ Scott Gillis
Scott Gillis	Director	December 5, 2013

/s/ Bob Howard-Anderson
Bob Howard-Anderson	Director	December 5, 2013

/s/ Richard Sevcik
Richard Sevcik	Director	December 5, 2013

S-1

EXHIBIT INDEX

The following exhibits are filed as part of, or are incorporated by reference into, this Registration Statement on Form S-1:

Exhibit Number	Document Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on October 28, 2013.

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Form 10-Q filed on August 14, 2003).

4.1	Reference is made to Exhibits 3.1, 3.2, and 3.3.

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Form 10-Q filed on August 14, 2003).

5.1	Opinion of Foley & Lardner LLP.

10.1

Amended and Restated License Agreement, dated September 1, 2001, between Liquidmetal Technologies, Inc. and California Institute of Technology (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.2*

1996 Stock Option Plan, as amended, together with form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.3*	2002 Equity Incentive Plan (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1 (Amendment No. 2) filed on April 5, 2002 (Registration No. 333-73716)).

10.4*

2002 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 (Amendment No. 2) filed on April 5, 2002 (Registration No. 333-73716)).

10.5	Form of Indemnity Agreement between Liquidmetal Technologies, Inc. and directors and executive officers (incorporated by reference from Exhibit 10.59 to the Form 10-K filed on March 16, 2006).

10.6

Standard Industrial / Commercial Single-Tenant Lease, dated February 13, 2007, between Liquidmetal Technologies, Inc. and 30452 Esperanza LLC (incorporated by reference from Exhibit 10.1 to the Form 10-Q filed on May 15, 2007).

10.7	Lease, dated March 19, 2007, between Liquidmetal Technologies, Inc. and Larry Ruffino and Roland Ruffino (incorporated by reference from Exhibit 10.1 to the Form 10-Q filed on May 15, 2007).

10.8	Form of Common Stock Purchase Warrant issued in connection with the 8% Senior Secured Convertible Subordinated Notes (incorporated by reference from Exhibit 10.3 to the Form 8-K filed on May 7, 2009).

10.9	Form of Common Stock Purchase Warrant issued in connection with the Series A Preferred Stock (incorporated by reference from Exhibit 10.4 to the Form 8-K filed on May 7, 2009).

10.10*	Employment Agreement, dated August 3, 2010, between Thomas Steipp and Liquidmetal Technologies, Inc. (incorporated by reference from Exhibit 10.1 to the Form 10-Q filed on November 4, 2010).

10.11*	Restricted Stock Agreement, dated August 3, 2010, between Thomas Steipp and Liquidmetal Technologies, Inc. (incorporated by reference from Exhibit 10.2 to the Form 10-Q filed on November 4, 2010).

10.12**

Master Transaction Agreement, dated August 5, 2010, between Apple Inc., Liquidmetal Technologies, Inc., Liquidmetal Coatings, LLC and Crucible Intellectual Property, LLC (incorporated by reference from Exhibit 10.3 to the Form 10-Q filed on November 4, 2010).

10.13	Subscription Agreement, dated August 10, 2010, between Liquidmetal Technologies, Inc. and Norden LLC (incorporated by reference from Exhibit 10.4 to the Form 10-Q filed on November 4, 2010).

10.14

Consent Agreement between Liquidmetal Technologies, Inc. and holders of the Series A-1 Preferred Stock and holders of the Series A-2 Preferred Stock (incorporated by reference from Exhibt10.5 to the Form 10-Q filed on November 4, 2010).

10.15

Amendment No. 3 to First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC, dated December 15, 2010 (incorporated by reference from Exhibit 10.59 to the Form 10-K filed on March 15, 2010).

10.16

Stock Purchase Agreement, dated August 5, 2011, between Liquidmetal Technologies, Inc. and Innovative Materials Groups, LLC (incorporated by reference from Exhibit 10.3 on the Form 10-Q filed on August 10, 2011).

10.17**

License Agreement, dated August 5, 2011, between Liquidmetal Technologies, Inc. and Innovative Materials Groups, LLC (incorporated by reference from Exhibit 10.4*on the Form 10-Q filed on August 10, 2011).

10.18*	Liquidmetal Technologies, Inc. 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on July 2, 2012).

10.19

Securities Purchase Agreement, dated as of July 2, 2012, by and among Liquidmetal Technologies, Inc. and each of the investors named on the Schedule of Buyers attached thereto (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on July 2, 2012).

10.20

Registration Rights Agreement, dated as of July 2, 2012, by and among Liquidmetal Technologies, Inc. and the investors named on the Schedule of Buyers attached thereto (incorporated by reference from Exhibit 10.2 to the Form 8-K filed on July 2, 2012).

10.21	Form of Senior Convertible Note (incorporated by reference from Exhibit 10.3 to the Form 8-K filed on July 2, 2012).

10.22	Form of Warrant to Purchase Common Stock (incorporated by reference from Exhibit 10.4 to the Form 8-K filed on July 2, 2012).

10.23

Master Transaction Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC. (incorporated by reference from Exhibit 10.32 to the Registration Statement on S-1 filed July 18, 2012)

10.24**

Manufacturing Services Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC. (incorporated by reference from Exhibit 10.33 to the Registration Statement on S-1 filed July 18, 2012)

10.25

Subscription Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC. (incorporated by reference from Exhibit 10.34 to the Registration Statement on S-1 filed July 18, 2012)

10.26

Security Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC. (incorporated by reference from Exhibit 10.35 to the Registration Statement on S-1 filed July 18, 2012)

10.27

Registration Rights Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC. (incorporated by reference from Exhibit 10.36 to the Registration Statement on S-1 filed July 18, 2012)

10.28

VPC Sublicense Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC. (incorporated by reference from Exhibit 10.37 to the Registration Statement on S-1 filed July 18, 2012)

10.29	6% Senior Secured Convertible Note, dated June 1, 2012, issued to Visser Precision Cast, LLC. (incorporated by reference from Exhibit 10.38 to the Registration Statement on S-1 filed July 18, 2012)

10.30	Common Stock Purchase Warrant, dated June 1, 2012, issued to Visser Precision Cast, LLC. (incorporated by reference from Exhibit 10.39 to the Registration Statement on S-1 filed July 18, 2012)

10.31	Common Stock Purchase Warrant, dated June 28, 2012, issued to Visser Precision Cast, LLC. (incorporated by reference from Exhibit 10.40 to the Registration Statement on S-1 filed July 18, 2012)

10.32

Amendment Number One to Master Transaction Agreement and Other Transaction Documents, dated June 15, 2012, between Apple Inc., Liquidmetal Technologies, Inc., Liquidmetal Coatings, LLC and Crucible Intellectual Property, LLC. (incorporated by reference from Exhibit 10.41 to the o Registration Statement on Form S-1 (Amendment No. 1) filed on August 3, 2012)

10.33	Form of Change of Control Agreement, dated September 13, 2013. (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on September 13, 2013)

10.34

Common Stock Purchase Agreement, dated November 8, 2013 among Liquidmetal Technologies, Inc., Kingsbrook Opportunities Master Fund LP, Tech Opportunities LLC and Iroquois Master Fund Ltd. (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on November 12, 2013)

10.35

Registration Rights Agreement, dated November 8, 2013 among Liquidmetal Technologies, Inc., Kingsbrook Opportunities Master Fund LP, Tech Opportunities LLC and Iroquois Master Fund Ltd. (incorporated by reference from Exhibit 10.2 to the Form 8-K filed on November 12, 2013)

16.1	Letter from Choi, Kim, Park, LLP (incorporated by reference from Exhibit 16.1 to the Form 8-K filed on December 8, 2011)

21.1	Subsidiaries of the Registrant. (incorporated by reference from Exhibit 21.1 to the Registration Statement on S-1 filed July 18, 2012)

23.1	Consent of Independent Registered Public Accounting Firm, SingerLewak LLP.

23.3	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).

24.1	Power of Attorney relating to subsequent amendments (included on the signature page(s) of this report).

*	Denotes a management contract or compensatory plan or arrangement.

**	Portions of this exhibit have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.